UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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COMVERSE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMVERSE, INC.
200 Quannapowitt Parkway
Wakefield, MA 01880

May 12, 2014

Dear Stockholder:

You are cordially invited to attend Comverse, Inc.’s 2014 Annual Meeting of Stockholders. The meeting will be held on June 25, 2014, at 10:00 a.m., Eastern Time, at Comverse, Inc.’s offices at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880.

The notice of annual meeting and proxy statement accompanying this letter describes the business to be acted upon at the meeting. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2014, which constitutes our annual report to stockholders, is also included. Comverse is pleased to utilize the Securities and Exchange Commission rules that permit issuers to furnish proxy materials to their stockholders via the Internet.  Comverse believes these rules allow it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

To ensure that your shares are represented at the meeting, you are urged to vote as described in the accompanying proxy statement.

Thank you for your support.

Sincerely,

Philippe Tartavull
President and Chief Executive Officer

COMVERSE, INC.
200 Quannapowitt Parkway
Wakefield, MA 01880

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 25, 2014

To the Stockholders of Comverse, Inc.:

The 2014 Annual Meeting of Stockholders (referred to as the 2014 Annual Meeting) of Comverse, Inc. will be held on June 25, 2014, at 10:00 a.m., Eastern Time, at Comverse, Inc.’s offices at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880. At the meeting, you will be requested to consider and vote upon the following proposals to:

1.	elect eight nominees to serve as directors until the 2015 annual meeting of stockholders and until their successors have been duly elected and qualified;

2.	ratify the appointment of PricewaterhouseCoopers LLP to serve as Comverse, Inc.’s independent registered public accounting firm for the fiscal year ending January 31, 2015; and

3.	transact any other business that may properly come before the meeting and any adjournments or postponements thereof.

Stockholders of record at the close of business on April 28, 2014 are entitled to attend and vote at the 2014 Annual Meeting and any adjournment or postponement thereof.

Any stockholder attending the meeting may vote in person, even if you have already voted on the proposals described in this Proxy Statement, and proof of identification will be required to enter the meeting. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 28, 2014, the record date for voting. If you hold your shares through a broker, bank or other nominee and wish to vote your shares at the 2014 Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee. Please note that cameras and other recording equipment will not be permitted at the meeting.

By Order of the Board of Directors,

Wakefield, Massachusetts May 12, 2014	Roy S. Luria Senior Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on June 25, 2014:  The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2013 Annual Report are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES
YOU OWN

If you have questions about how to vote your shares, or need additional assistance, please contact D.F. King & Co., Inc., which is assisting Comverse, Inc. in the solicitation of proxies:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders please call toll-free: (888) 605-1958
All others please call collect: (212) 269-5550

TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING	1
PROPOSAL 1—ELECTION OF DIRECTORS	4
Board of Directors	4
Director Criteria, Qualifications and Experience	4
Nominees for Election—Background and Qualifications	5
PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	8
AUDIT COMMITTEE REPORT	9
FEES FOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM DURING FISCAL YEARS ENDED JANUARY 31, 2014 AND 2013	10
Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Non-Audit Services	10
CORPORATE GOVERNANCE AND BOARD MATTERS	11
Governance Principles	11
Board Leadership Structure	11
Executive Sessions and Self-Evaluation	11
Majority and Plurality Voting for Directors	11
The Board’s Role in Risk Oversight	12
Director Attendance	12
Director Independence	12
Code of Conduct	13
Ethics Adviceline	13
Public Availability of Corporate Governance Documents	13
Committees of the Board of Directors	13
COMPENSATION OF DIRECTORS	17
Fee Arrangements for Directors	17
Fiscal 2013 Director Equity Grants	17
Fiscal 2013 Director Compensation	17
Director Compensation Table	17
EXECUTIVE OFFICERS OF THE REGISTRANT	19
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK	20
EXECUTIVE COMPENSATION	22
Compensation Discussion and Analysis	22
Compensation Committee Report	33
Compensation and Risk	33
Executive Compensation Tables	34
Employment Agreements and Arrangements with Named Executive Officers	38
Potential Payments upon Termination or upon Change in Control	39
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	43
Agreement with Becker Drapkin	43
Indemnification Agreements	43
Review and Approval of Related Party Transactions	43
Transactions with Related Parties	44
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	45
STOCKHOLDER PROPOSALS FOR INCLUSION IN 2015 PROXY STATEMENT	45
OTHER STOCKHOLDER COMMUNICATIONS	45
STOCKHOLDERS SHARING THE SAME ADDRESS	45
OTHER MATTERS	46
2014 CORPORATE INFORMATION	47

COMVERSE, INC.
200 Quannapowitt Parkway
Wakefield, MA 01880

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 25, 2014

INFORMATION ABOUT THE ANNUAL MEETING

Our Board of Directors (or the Board) is soliciting proxies for the annual meeting of stockholders of Comverse, Inc. (or Comverse) to be held on June 25, 2014 (or the 2014 Annual Meeting), and at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and the accompanying notice of annual meeting.  The 2014 Annual Meeting will be held at Comverse’s offices at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880.  This Proxy Statement and Comverse’s Annual Report on Form 10-K for the fiscal year ended January 31, 2014, which constitutes our annual report to stockholders (referred to as our 2013 Annual Report), were made available to stockholders on or about May 12, 2014.

This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Why am I receiving these materials?

You have received these proxy materials because our Board is soliciting your vote at the 2014 Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (or the SEC) and that is designed to assist you in voting your shares.

When and where is the annual meeting?

The 2014 Annual Meeting will be held on June 25, 2014 at 10:00 a.m., Eastern Time, at Comverse’s offices at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880.

Who may vote at the meeting?

Stockholders of record at the close of business on April 28, 2014 (referred to as the record date) may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted. As of the close of business on the record date, 22,411,951 shares of our common stock were outstanding. A list of our stockholders entitled to vote at the 2014 Annual Meeting will be available for inspection at our corporate offices at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880 prior to the meeting.

How many shares must be present to hold the meeting?

A majority of our issued and outstanding shares of common stock that are entitled to vote as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are properly represented in person at the meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we will count as present shares that are properly represented even if the stockholder abstains from voting on one or more of the matters to be voted on.

What proposals will be voted on at the meeting?

There are two proposals scheduled to be voted on at the meeting:

•
the election of eight nominees to serve as directors and hold office until the 2015 annual meeting of stockholders and until their successors have been duly elected and qualified (Please see “Proposal 1—Election of Directors”); and

•
the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2015 (Please see “Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm”).

How does the Board of Directors recommend that I vote?

Our Board unanimously recommends that you vote your shares as follows:

•	FOR the election of each of the Board’s nominees to serve on our Board; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2015.

If you are a stockholder of record (that is, you do not hold shares in “street name”) and you sign your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board.

What are broker non-votes and what is the effect of broker non-votes?

A “broker non-vote” occurs when a broker, a bank or other nominee who holds shares on behalf of a beneficial owner (sometimes referred to as holding shares in “street name”) does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary power to vote on that particular proposal and has not received voting instructions from the beneficial owner. If a broker, bank or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter, those shares will be counted as shares present for purposes of determining the presence of a quorum but will otherwise have no effect.

If your shares are held through a broker and you do not provide voting instructions, your broker has discretionary authority to vote those uninstructed shares on Proposal 2, the ratification of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2015, but does not have authority to vote those shares on Proposal 1, the election of directors. Your vote is very important, whether you hold your shares directly or through a broker, bank or other nominee. We encourage you to read the Proxy Statement and the 2013 Annual Report carefully and, if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or other nominee if you want your votes to count.

What vote is required to approve each matter and how are votes counted?

Proposal 1—Election of Directors. Our Bylaws provide for the election of directors by a “majority of votes cast,” unless the election is contested, in which case directors will be elected by a “plurality of votes cast.”  As the election of directors at the 2014 Annual Meeting is not contested, the election of directors will be made by a majority of votes cast.  A “majority of votes cast” means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director.  Abstentions, if any, will not be counted as votes cast and therefore will have no effect, other than for purposes of establishing a quorum.  You may vote “For” one or more nominees, “Against” one or more nominees, or “Abstain” from voting for one or more of the nominees.

Proposal 2—Ratification of the Appointment of PricewaterhouseCoopers LLP to Serve as our Independent Registered Public Accounting Firm for the Fiscal Year Ending January 31, 2015. The affirmative vote of a majority of the shares of common stock present or represented at the 2014 Annual Meeting and entitled to vote as of April 28, 2014 will be required to approve the ratification of our independent registered public accounting firm. You may vote “For” or “Against” the proposal or you may “Abstain” from voting on the proposal. Abstaining from the voting on this proposal will have the effect of a vote “Against” this proposal.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, Comverse is using the Internet as the primary means of furnishing proxy materials to its stockholders. Accordingly, Comverse is sending a Notice of Internet Availability of Proxy Materials (or the Notice) to its stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I vote my shares?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting. If you are a stockholder of record, you may vote in any of the following ways:

•
You may vote in person.  You may vote in person at the 2014 Annual Meeting.  Comverse will give you a ballot when you arrive.  If you hold your shares in street name rather than as the stockholder of record (for example, the shares are held for you by a broker, bank or other nominee), in order to attend the meeting you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date (April 28, 2014). If you hold your shares in street name and you would like to vote your shares in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee.

•
You may vote by mail. If you requested printed copies of the proxy materials, you may complete, date and sign the proxy card and promptly mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board.

•	You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by visiting www.proxyvote.com and entering the control number found in your Notice.

•
You may vote by telephone. If you are located in the United States or Canada and requested printed copies of the proxy materials by mail, you may vote your shares by following the instructions set forth on your proxy card. If you vote by telephone, you do not need to return your proxy card.

Proxy cards must be received by no later than 10:00 a.m., Eastern Time, on June 25, 2014. Telephone and Internet voting will be available until 11:59 p.m., Eastern Time, on June 24, 2014.

If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions on the forms you receive from your record holder. The availability of voting by Internet or telephone will depend upon their voting procedures.

If you have any questions or need assistance voting, please call D.F. King & Co., Inc., our proxy solicitor assisting us in connection with the Annual Meeting. Stockholders, please call toll-free: (888) 605-1958. All others, please call collect: (212) 269-5550.

How can I change my vote?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do so by signing and submitting a new proxy card with a later date, voting by telephone or using the Internet (your latest telephone or Internet proxy is counted), by attending the meeting and voting in person or by notifying the inspectors of election in writing of such revocation. Attending the meeting will not revoke your proxy unless you specifically request it.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Comverse or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board.

PROPOSAL 1—ELECTION OF DIRECTORS

Board of Directors

Our Board has nominated eight directors for election at this Annual Meeting to hold office until the 2015 annual meeting and the election and qualification of their successors. All of the nominees are currently directors and seven of the nominees are independent according to our director independence standards, which meet, and in some cases exceed, the director independence standards of the Marketplace Rules of the NASDAQ Stock Market (or NASDAQ). Each nominee agreed to be named in this Proxy Statement and to serve on the Board if elected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

Director Criteria, Qualifications and Experience

The Board is responsible for recommending the nominees to stockholders for their election to serve as its members. The Board has delegated to the Corporate Governance & Nominating Committee the responsibility to identify and evaluate director candidates to be elected or re-elected by stockholders and to fill any vacancies on the Board. In addition, the Corporate Governance & Nominating Committee reviews periodically the composition of the Board as a whole, including whether the directors reflect an appropriate level of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities and whether the Board is of the appropriate size at that point in time. Our Bylaws and our Corporate Governance Guidelines & Principles set forth certain criteria for the nomination of directors. Our Corporate Governance Guidelines & Principles provide that it is the expectation of the Board that all members of the Board, other than the Chief Executive Officer, be independent. In addition, director candidates must exhibit high personal and professional ethics, integrity and values, experience relevant to the Board’s oversight of the business and a commitment to the long-term interests of the stockholders. They must be capable of objective and mature judgment grounded in an inquisitive perspective and practical wisdom. To fulfill these objectives, the Board has determined that it is important to nominate directors with the experiences, qualifications and skills that include, among others:

•
Leadership Experience. We believe that directors with experience in significant leadership positions over an extended period, especially chief executive officer positions, generally possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others. They also generally possess a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•
Financial and Accounting Experience. We believe that an understanding of finance and financial reporting processes enables our directors to evaluate and understand the impact of business decisions on our financial statements and capital structure.

•	Industry Experience. We seek to have directors with experience as executives, directors or in other leadership positions in industries relevant to our business.

•
Operational Experience. We believe that directors who are current or former executives with direct operational responsibilities bring valuable practical insight to helping develop, implement and assess our operations, operating plan and business strategy.

•
Global Experience. Our future success depends, in part, on our success in maintaining and growing our businesses outside the United States. We believe that directors with significant global experience bring valuable insight in developing and assessing our international business strategy.

•
Investment and Transactional Experience. We have been in the process of evaluating strategic alternatives for our company and how to maximize value for our stockholders. Consequently, we believe that directors with experience in public and private investments and transactions bring valuable insight in analyzing the options that are available to us.

•
Public Company Board and Corporate Governance Experience. Directors with experience as executives or directors of other publicly-traded companies generally are well prepared to fulfill the Board’s responsibilities of overseeing and providing insight and guidance to management, and help further our goals of greater transparency, accountability for management and the Board, and protection of stockholder interests.

The Board seeks to reflect diverse experience and candidates are selected with this balance in mind. We believe that the composition of our Board is balanced and that the diverse experiences, qualifications and skills of our directors enable us to adequately address our current challenges and execute our strategies.

The Corporate Governance & Nominating Committee considers candidates recommended for nomination by our stockholders using the same criteria as it applies to recommendations from existing directors and members of our management. Stockholders are invited to submit recommendations by writing to: Corporate Governance & Nominating Committee, Comverse, Inc., 200 Quannapowitt Parkway, Wakefield, MA 01880.

Nominees for Election—Background and Qualifications

Below is a summary of the qualifications and experience of each nominee, including biographical data for at least the last five years and an assessment of the experience, qualifications and skills of each such nominee.

Our Board of Directors unanimously recommends that stockholders vote “FOR” the election to the
Board of each of the following nominees.

Susan D. Bowick. Ms. Bowick, age 65, has served as a member of our Board since October 2012.  Ms. Bowick served as a consultant to the joint venture of Nokia Corporation and Siemens A.G. during 2006. From 2004 to 2007, Ms. Bowick served as an independent consultant to SAP A.G., a provider of software solutions, and Nokia Corporation, a manufacturer of mobile devices. From 1977 to 2004, Ms. Bowick served at various executive positions with Hewlett-Packard Company, a provider of information technology, infrastructure, personal computing and global services and imaging and printing products and services, most recently as its Executive Vice President, Human Resources and Workforce Development. Ms. Bowick currently serves as a director and the Chair of the Compensation Committee of EarthLink, Inc., an Internet service provider. In addition, Ms. Bowick served as a member of the board of Comverse Technology, Inc. (or CTI) from December 2006 to February 2013 and Verint Systems Inc. from September 2011 to September 2012.  Ms. Bowick formerly served as a guest lecturer at Stanford Graduate School of Business and was a founding Board member of the Washington state M.E.S.A. program engaged in the identification and retention of high potential junior high school students. Ms. Bowick holds a B.S., Business Administration and Education from the University of Nebraska. Ms. Bowick’s qualifications to serve on the Board include her leadership, operational and global experience as a consultant and executive in the area of executive compensation and human resources at publicly-held companies. Ms. Bowick also has public company board and corporate governance experience attributable to her service as an independent director of a NASDAQ-listed company.

James Budge. Mr. Budge, age 47, has served as a member of our Board since October 2012.  Mr. Budge has served as the Chief Operating Officer and Chief Financial Officer of Genesys Telecommunications Laboratories, Inc., a producer of call center software, since May 2012. Previously, Mr. Budge served as the Chief Financial Officer of Rovi Corporation (NASDAQ:ROVI), a global provider of digital entertainment technology solutions, from September 2005 to May 2012 and as its Chief Financial Officer and Chief Operating Officer from February 2012 to May 2012. Mr. Budge served as Chief Financial Officer of Trados, Inc., an enterprise management software provider, from January 2004 until its merger with SDL International in August 2005. From August 2002 until joining Trados, Inc., Mr. Budge served as Chief Financial Officer of Sendmail, Inc., a secure email provider, and from April 1999 until its merger with IBM in January 2002, Mr. Budge served as Chief Financial Officer of CrossWorlds Software, Inc., a provider of business infrastructure software. Mr. Budge holds a B.S. in Accounting from Brigham Young University. Mr. Budge’s qualifications to serve on the Board include his significant operational and financial expertise.

Matthew A. Drapkin. Mr. Drapkin, age 41, is a Partner at Becker Drapkin Management, a value-oriented, alternative asset manager focused on activist investing in small cap, public companies.  Becker Drapkin Management has extensive public company board experience, having successfully created value for shareholders in numerous engagements on public company boards across a variety of industries.  Prior to joining Becker Drapkin, Mr. Drapkin had extensive investment experience including his work at MacAndrews & Forbes, a private investment firm, where Mr. Drapkin served as senior vice president of corporate development.  Prior to MacAndrews, Mr. Drapkin also served as general manager of two of Conde Nast publication’s Internet sites and was an investment banker at Goldman, Sachs and Co.  Mr. Drapkin currently serves as a member of the Board of Intevac Inc., a provider of equipment solutions to the hard disk drive industry and high-sensitivity imaging products and vision systems primarily for the defense market. Mr. Drapkin formerly served as a director of Ruby Tuesday, Inc., Alloy Inc., Hot Topic Inc. Glu Mobile, Inc. and Plato Learning, Inc. within the last five years. Mr. Drapkin holds a J.D. from Columbia University School of Law, an M.B.A. in Finance from Columbia University School of Business, and a B.A. in American History from Princeton University.  Mr. Drapkin’s qualifications to serve on the Board include his experience as a public company director and his financial and strategy experience.  See “Certain Relationships and Related Party Transactions—Agreement with Becker Drapkin” for a description of the agreement pursuant to which Mr. Drapkin was selected as a director.

Doron Inbar. Mr. Inbar, age 64, has served as a member of our Board since October 2012.  Mr. Inbar has been a Venture Partner at Carmel Ventures, an Israeli-based venture capital firm that invests primarily in early stage companies in the fields of Software, Communications, Semiconductors, Internet, Media, and Consumer Electronics, since 2006. Previously, Mr. Inbar served as the President of ECI Telecom Ltd., a global telecom networking infrastructure provider, from November 1999 to December 2005 and its Chief Executive Officer from February 2000 to December 2005. Mr. Inbar joined ECI Telecom Ltd. in 1983 and during his first eleven years with the company, served in various positions at its wholly-owned U.S. subsidiary, ECI Telecom, Inc., in the U.S., including Executive Vice President and General Manager. In July 1994, Mr. Inbar returned to Israel to become Vice President, Corporate Budget, Control and Subsidiaries of ECI Telecom Ltd. In June 1996, Mr. Inbar was appointed Senior Vice President and Chief Financial Officer of ECI Telecom Ltd., and he became Executive Vice President of ECI Telecom Ltd. in January 1999. Mr. Inbar has served on the board of directors of Alvarion Ltd. (NASDAQ: ALVR), a company that designs and sells broadband wireless and Wi-Fi products, since September 2009 and is a member of its audit and compensation committees and serves as Chairman of its Nominating and Governance Committee. Mr. Inbar also serves on the board of directors of SolarEdge Technologies Inc., an innovative start up in the photovoltaic industry, as Chairman of the Board of Archimedes Global Ltd., a company which provides health insurance and health provision in East Europe, and on the board of directors of Maccabi dent Ltd., the largest chain of dental service clinics in Israel. Previously, Mr. Inbar served as Chairman of the Board of C-nario Ltd., a global provider of digital signage software solutions, Chairman of the Board of Followap Inc., which was sold to Neustar, Inc. in November 2006, and Chairman of the Board of Enure Networks Ltd. Mr. Inbar holds a B.A. in Economics and Business Administration from Bar-Ilan University, Israel. Mr. Inbar’s qualifications to serve on the Board include his extensive management and financial expertise, in addition to his experience serving as a director and the Chairman of the Board of several companies.

Neil Montefiore.  Mr. Montefiore, age 61, has served as a member of our Board since September 2013.  Mr. Montefiore served as Chief Executive Officer and director of StarHub Ltd. from January 2010 until his retirement in February 2013. From April 1996 to January 2009, Mr. Montefiore served as the Chief Executive Officer of MobileOne Ltd., and as a director from November 2002 to February 2009.  Mr. Montefiore served as the Director of Mobile Services at Hongkong Telecom CSL Ltd from 1995 to 1996, and as Managing Director of Chevalier (Telepoint) Ltd. from 1991 to 1995. Mr. Montefiore joined Cable and Wireless Systems Ltd. in Hong Kong in 1982 and held various marketing, engineering and senior management positions before he was appointed as Chief Executive Officer in 1987.  Prior to that, Mr. Montefiore joined the Cable and Wireless Group in 1975, serving in the U.K., Bahrain, Saudi Arabia and Hong Kong until 1982.  Mr. Montefiore served as a Director of M1 Shop Pte Limited from May 1996 to February 2009, M1 Capital Limited and Wireless Intellect Labs Limited from November 2002 to January 2009.  He served as a Non-Executive Director of NetPlay TV plc (formerly, Stream Group PLC) from July 2004 to February 2007.  Mr. Montefiore holds a B.S. in Electrical and Electronic Engineering from University of Portsmouth. Mr. Montefiore’s qualifications to serve on the Board include his more than 35 years of experience in the telecommunication industry and the Asian telecommunication market, as well as his extensive leadership, operations, financial and strategy experience attributable to his service as Chief Executive Officer and director of a significant number of companies.

Henry R. Nothhaft (Chairman of the Board). Mr. Nothhaft, age 70, has served as the Chairman of our Board since October 2012.  Mr. Nothhaft served as president and chief executive officer of TESSERA Technologies, Inc. from August 2008 to May 2011 and served as a member of the board of directors of that company from June 2004 to May 2011, and as chairman of the board from January 2010 to May 2011. Mr. Nothhaft is also the author of “Great Again: Revitalizing America’s Entrepreneurial Leadership,” a business policy book published in 2010 by Harvard Business Review Press. Prior to joining TESSERA, Mr. Nothhaft served as chief executive officer and chairman of the board of Danger Inc., a software company for wireless service providers from October 2002 to April 2008 when it was sold to Microsoft Corporation. From May 2001 to October 2002, he served as president and chief executive officer of Endforce, an IP software company, where he remained non-executive chairman of the board from October 2002 to March 2005. Mr. Nothhaft joined Concentric Network Corporation, a recognized market leader in Enterprise Virtual Private Networks, high-speed access and electronic commerce enabled web hosting, as president and chief executive officer in 1995, and became chairman of the board in 1998. Mr. Nothhaft led Concentric to a successful initial public offering, resulting in the listing of that company on the NASDAQ in August 1997. In June 2000, Concentric merged with Nextlink and became XO Communications, Inc., with Mr. Nothhaft serving as vice chairman until April 2001. From 1989 to 1994, Mr. Nothhaft was president and chief executive officer of David Systems, a data networking equipment firm, until it was sold to Chipcom Corporation. From 1983 to 1989, he held various executive positions and served on the Board of Directors of DSC Communications Corporation, a telecommunications company that designs, develops, manufactures and markets digital switching, access, transport and private network system products for the worldwide telecommunications marketplace. From 1979 to 1983, Mr. Nothhaft was vice president of marketing and sales for GTE Telenet Communications Corporation (now Sprint), the first public data network provider in the U.S. Mr. Nothhaft currently serves as the chairman of the board of directors of SPTS Technologies (from November 2011). Mr. Nothhaft previously served on the boards of directors of a number of public and private companies, including DSC Communications Corporation (formerly known as Digital Switch Corporation), Openwave Systems, Inc., Ocular Networks, Vantage Data Centers, VMX, Inc. and XO Communications, Inc., and Unwired Planet. He received an M.B.A. in Information Systems Technology from George Washington University and a B.S. with distinction in Politics & Economics from the U.S. Naval Academy, and is a former officer in the U.S. Marine Corps. Mr. Nothhaft has also completed the Stanford Law School’s executive education training on corporate governance and the AEA executive M.B.A. program at Stanford University.  Mr. Nothhaft’s qualifications to serve on the Board include his extensive leadership, operational, financial, global business and global strategy experience attributable to his service as Chief Executive Officer and Chairman of the Board of a significant number of companies. Mr. Nothhaft also has corporate governance experience attributable to his service as a director in publicly-traded companies.

Philippe Tartavull (Chief Executive Officer). Mr. Tartavull, age 56, has served as our President and Chief Executive Officer and as a member of our Board since May 2012. From December 2007 to August 2011, Mr. Tartavull served as President and Chief Executive Officer of Hypercom Corporation, a publicly-traded global leader in high security, end-to-end electronic payment products and services, and from February 2007 to November 2007 served as its President and Chief Operating Officer. Hypercom was acquired by Verifone Systems, Inc. in August 2011. From 1998 to 2007, Mr. Tartavull served as President of Oberthur Card Systems of America Corp., following a year as that company’s chief operating officer. Oberthur is one of the world’s leading providers of card-based solutions including SIM (Subscriber Identity Module) and multi-application smart cards as well as related software, applications and services. From 1988 to 1998, Mr. Tartavull served as President and Chief Executive Officer of Thales/Syseca Inc., a provider of systems integration services and mission critical software for the transportation and utilities industries. His previous positions included several management positions at Syseca/Thales, Compagnie Internationale Des Services Informatiques, Baker International and European Management Oil & Gas Investment. Mr. Tartavull formerly served as a director of Hypercom Corporation and MRV Communications, Inc. within the last five years. Mr. Tartavull earned an MBA from the Institut d’Administration des Enterprises, Sorbonne University, an MS in Engineering from Ecole Nationale Superieure des Petroles et de Moteurs, and a BS in Engineering from the Centre d’Etudes Superieures des Techniques Industrielles, all in Paris, France. He is also a graduate of the Executive Program at the UCLA Anderson School of Management. Mr. Tartavull’s qualifications to serve on the Board include his leadership, operational, financial, global business and global strategy experience attributable to his service as Chief Executive Officer. Mr. Tartavull also has corporate governance experience attributable to his service as a director in publicly-traded companies.

Mark C. Terrell. Mr. Terrell, age 68, has served as a member of our Board since October 2012. Mr. Terrell served as the Partner in Charge and Executive Director of KPMG’s Audit Committee Institute (or ACI) from 2000 to 2004, in which capacity he established the ACI mission and strategy. Mr. Terrell was a KPMG audit engagement partner from 1979 to 2000 and acted, from 1985 to 2000, as the Office Managing Partner of three KPMG offices – El Paso, Texas; Albuquerque, New Mexico; and St. Petersburg, Florida. During Mr. Terrell’s thirty-five year career in public accounting he served on a number of not-for-profit boards in each of the communities in which he practiced, and he has spoken extensively on both audit committee and broader corporate governance issues. Mr. Terrell served as a member of the CTI Board from July 2006 to February 2013.  From December 2006 to March 2008, Mr. Terrell served as non-executive Chairman of the Board for CTI. Mr. Terrell also served as a director of Verint Systems Inc. from April 2012 to February 2013. Since his retirement from KPMG in 2004, Mr. Terrell has participated extensively as a faculty member of the National Association of Corporate Directors. Mr. Terrell received his Bachelor of Business Administration degree from the University of Texas at El Paso in 1967. Mr. Terrell’s qualifications to serve on the Board include his financial and accounting experience attributable to his service as a senior partner at a prominent accounting firm. In addition, Mr. Terrell has public company and corporate governance experience as a director for not-for-profit corporations and through his involvement in corporate governance activities.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

On April 18, 2014, our Audit Committee formally dismissed Deloitte & Touche LLP (or Deloitte) as Comverse’s independent registered public accounting firm effective as of that date.

Deloitte’s reports on Comverse’s financial statements for the fiscal years ended January 31, 2014 and 2013 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended January 31, 2014 and 2013 and through April 18, 2014, there was no “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of such disagreements in connection with its reports on the financial statements for such years.

During the fiscal years ended January 31, 2014 and 2013 and through April 18, 2014, there was no “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K), except that, as previously disclosed, during the audit of Comverse’s financial statements for the fiscal year ended January 31, 2013, Deloitte advised Comverse that there was a material weakness in internal control over financial reporting in the area of income taxes, as a result of not having adequate personnel with sufficient technical expertise to properly account for and disclose income taxes in accordance with U.S. generally accepted accounting principles and ineffective policies and procedures for Comverse’s income tax provision.  This material weakness was subsequently remediated as of January 31, 2014.

On April 18, 2014, our Audit Committee approved the appointment of PricewaterhouseCoopers LLP (“PwC”) as Comverse’s independent registered public accounting firm subject to clearance of PwC’s internal acceptance process. On April 23, 2014, PwC confirmed that the acceptance process was complete and Comverse formally engaged PwC as its independent registered public accounting firm.

The Audit Committee’s decision was influenced by PwC’s quality and experience as an independent registered public accounting firm and the ability of PwC to timely meet Comverse’s audit needs. Comverse will request stockholder ratification of the appointment of PwC as Comverse’s independent registered public accounting firm at its 2014 annual meeting of stockholders.

During the fiscal years ended January 31, 2014 and 2013, and through March 21, 2014, Comverse consulted with PwC on the following matters:

(i) Whether the spin of Comverse from CTI should be accounted for as a spin or a reverse spin.  The transaction was accounted for as a spin;

(ii) Carve-out related accounting (including tax accounting) and financial reporting matters arising during Comverse’s preparation of the carve-out financials of Comverse;

(iii) Accounting for a new facility lease including the evaluation of the criteria for capital or operating lease treatment. The lease was accounted for as an operating lease; and

(iv) Preparation of a valuation supporting Comverse’s goodwill impairment analysis.

Comverse discussed all of the above matters with Deloitte who agreed with Comverse’s accounting treatment.

Other than described above, neither Comverse nor anyone acting on its behalf consulted with PwC on (i) any matters regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to Comverse’s consolidated financial statements, and neither a written report nor oral advice was provided to Comverse by PwC that PwC concluded was an important factor considered by Comverse in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement.”

We are asking our stockholders to ratify the appointment by our Audit Committee of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2015.

Representatives of Deloitte & Touche LLP are not expected to be present at the 2014 Annual Meeting. Representatives of PricewaterhouseCoopers LLP, our principal independent registered public accounting firm for the fiscal year ending January 31, 2015, are expected to be present at the 2014 Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that the representatives will be available to respond to appropriate questions. If this proposal is not approved at the 2014 Annual Meeting, our Audit Committee may reconsider this appointment.

Our Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2015.

AUDIT COMMITTEE REPORT

The information contained under this “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended (or the Securities Act), or under the Securities Exchange Act of 1934, as amended (or the Exchange Act), except to the extent that we specifically incorporate this information by reference into any such filing.

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended January 31, 2014:

The Audit Committee has reviewed and discussed our audited financial statements with management.

The Audit Committee has discussed with Deloitte & Touche LLP, Comverse’s independent registered public accounting firm for the fiscal year ended January 31, 2014, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2014 for filing with the Securities and Exchange Commission.

May 12, 2014

Submitted by,
AUDIT COMMITTEE:
Mark C. Terrell (Chairman)
James Budge
Doron Inbar
Neil Montefiore

FEES FOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM DURING FISCAL

YEARS ENDED JANUARY 31, 2014 AND 2013

Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal years ended January 31, 2014 and 2013.  Aggregate fees billed to our company for the fiscal years ended January 31, 2014 and 2013 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively referred to as Deloitte ), which includes Deloitte Consulting, were as follows:

	Fiscal Years Ended January 31,
	2014	2013
	(In thousands)
Audit fees (1)	$3,985	$6,190

Audit-related fees	—	—

Tax fees (2)	434	61

All other fees	—	—

Total fees	$4,419	$6,251

_______________________

(1)
Audit fees include fees for audit services primarily related to the audit of our annual financial statements, the review of quarterly financial statements, and services provided in connection with statutory and regulatory filings.  Audit fees for fiscal 2012 include fees billed for services rendered for the audit of Comverse’s annual financial statements and review of financial statements included in Comverse’s Quarterly Report on Form 10-Q for the third quarter of fiscal 2012.

(2)	Tax fees include fees for services rendered for tax compliance, tax advice and tax planning.

The Audit Committee of CTI’s Board of Directors pre-approved Deloitte’s services prior to spin-off of Comverse from CTI, which was completed on October 31, 2012 (referred to as the Share Distribution).  Comverse’s Audit Committee has determined that the provision of services described in the foregoing table to Comverse and its subsidiaries was compatible with maintaining the independence of Deloitte.  All of the services described in the foregoing table with respect to Comverse and its subsidiaries were approved by Comverse’s Audit Committee in conformity with its pre-approval policy (as described below).

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Non-Audit Services

Consistent with applicable securities laws regarding auditor independence and pursuant to our Audit Committee’s charter, the Audit Committee has the direct and sole responsibility for the appointment, evaluation, compensation, direction and termination of any independent registered public accounting firm engaged for the purpose of performing any services to Comverse and its wholly-owned subsidiaries.  For this purpose, our Audit Committee adopted a policy to pre-approve all audit, audit-related, tax and permissible non-audit services to be provided by the independent registered public accounting firm.  Following the Share Distribution, all services provided by Deloitte and PwC have been pre-approved by our Audit Committee, in accordance with our pre-approval policy.

Pursuant to our pre-approval policy, our Audit Committee is responsible for pre-approving all audit, audit-related, tax and non-audit services to be provided by an independent registered public accounting firm, including any proposed modification or change in scope or extent of any such services previously approved by the Audit Committee. In furtherance thereof, annually, prior to the commencement of any services, the Audit Committee reviews the services expected to be rendered in the coming year, the specific engagement terms, the related fees and the conditions of the engagement of the independent registered public accounting firm. Any services to be provided must be approved by the Audit Committee in advance. Quarterly, the Audit Committee receives status reports detailing services provided and expected to be provided by the independent registered public accounting firm. At such time, or more expeditiously if the need arises during the fiscal year, the Audit Committee reviews and, if appropriate, approves any services that have not been previously pre-approved and any proposed additions or modifications to any previously approved services or lines of service to be provided, together with any changes in fees. With respect to all permissible tax or internal control-related services, the Audit Committee shall specifically consider the impact of the provision of such services on the auditor’s independence.

To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee may delegate pre-approval authority to its chairperson and/or other members of such committee as the chairperson may from time to time designate provided that any such interim pre-approvals must be reviewed by the full Audit Committee at its next meeting and, in accordance with the Audit Committee charter, such delegation is not otherwise inconsistent with law or applicable rules of the SEC and NASDAQ. The Audit Committee cannot delegate its pre-approval authority to members of management.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Principles

The Board is committed to good corporate governance, which helps us compete more effectively, sustain our business and build long-term stockholder value. The Board has adopted the Corporate Governance Guidelines & Principles to provide a framework within which the Board, assisted by its committees, directs our affairs. The full text of the Corporate Governance Guidelines & Principles, the charters of each of the Audit, Compensation and Leadership and Corporate Governance & Nominating Committees and the Code of Conduct (which is titled I ACT @ Comverse) can be found on our website at www.comverse.com/about_comverse/investors.

Governance is a continuing focus of our company. In this section, we describe our key governance policies and practices.

Board Leadership Structure

The Board believes there is no single best organizational model that would be most effective in all circumstances and that it is in the best interests of our company and our stockholders for the Board to retain discretion and authority to modify the Board’s leadership structure to best address our circumstances from time to time. The Corporate Governance & Nominating Committee has the responsibility to review the Board’s leadership structure in light of our specific characteristics and recommend any changes to the Board for approval. As set forth in our Corporate Governance Guidelines & Principles, as most recently adopted by the Board on December 4, 2013, the Board believes that independent leadership of the Board is critical and that, other than in exceptional circumstances, the Chairman of the Board should be an independent director.  The Board appointed Henry R. Nothhaft, an independent director, Chairman of the Board on October 30, 2012.

The Board believes that strong, independent Board leadership is a critical aspect of effective corporate governance. Our Corporate Governance Guidelines & Principles provide that when the Board determines that the positions of Chairman of the Board and Chief Executive Officer are to be held by the same person or the Chairman of the Board is a non-independent director, the Board will appoint an Independent Lead Director, who shall have certain responsibilities, including the following:

•	convene and preside at meetings of the Board at which the Chairman is not present, including executive sessions of the independent and non-management directors;

•	serve as liaison between the Chief Executive Officer and the independent and non-management directors and provide the Chief Executive Officer with feedback from executive sessions;

•	approve, in consultation with the Chairman/Chief Executive Officer, information flow to the Board;

•	approve, in consultation with the Chairman/Chief Executive Officer, Board meeting agendas and schedules;

•	recommend retention of outside advisors and consultants;

•	consult with the Corporate Governance & Nominating Committee on the appointment of chairs and members for Board committees; and

•	be available for consultation and communication with stockholders in appropriate circumstances, as instructed by the Board.

Currently, our Board leadership structure consists of the Chairman (who is an independent director) and committee chairs. Because the position of the Chairman of the Board and Chief Executive Officer are not held by the same person, we do not have an Independent Lead Director at this time.

Executive Sessions and Self-Evaluation

The independent directors meet without members of management present in “executive session” at every regularly scheduled meeting of the Board (unless they affirmatively determine that such a session is not necessary) and as otherwise determined by such directors, with the Chairman of the Board. In addition, the Board undertakes self-evaluations of the performances of the Board, its committees and, as appropriate, periodic evaluations of individual directors.

Majority and Plurality Voting for Directors

Our Bylaws provide for the election of directors by a “majority of votes cast” in uncontested elections and plurality voting in any election that is contested. An election is considered “contested” if, as determined by the Board, the number of nominees exceeds the number of directors to be elected. A “majority of votes” cast means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. Abstentions, if any, are not counted as votes cast and therefore have no effect, other than for purposes of establishing a quorum. Our Corporate Governance Guidelines & Principles provide that a nominee who does not receive a majority of the votes cast shall immediately tender his or her resignation, and the Board shall decide, through a process managed by the Corporate Governance & Nominating Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting and in any event within 90 days after the certification of the election results. Absent a compelling reason for the director to remain on the Board, it is expected that the Board will accept the resignation. The Board’s explanation of its decision shall be promptly disclosed in a Current Report on Form 8-K filed with the SEC.

As the election of directors at the 2014 Annual Meeting is not contested, the election of directors will be by a majority of votes cast.

The Board’s Role in Risk Oversight

The Board has overall responsibility for overseeing risk assessment, protection and mitigation processes. The Board and the committees to which it has delegated responsibility meet regularly to review and discuss specific risks facing us. Throughout the year, the Board and its committees meet regularly to review and discuss with management our financial performance, strategic plans and prospects and other important issues facing us. The Board has delegated responsibility for the oversight of specific risks to certain committees of the Board. The Board is kept abreast of the activities of its committees through reports of the committee chairperson to the full Board at regularly scheduled meetings of the Board. Specifically, the Audit Committee has the responsibility to review and discuss with management and our independent registered public accounting firm any major financial risk exposures and assess the steps and processes management has implemented to monitor and control such exposures. The Corporate Governance & Nominating Committee has the responsibility to review the Board’s leadership structure and its impact on the Board’s role in risk oversight. The Compensation and Leadership Committee oversees risks related to our compensation policies and practices, with respect to executive compensation and compensation generally, including any incentives established for risk taking, the manner in which any risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments necessary to address changes in our risk profile. For a more detailed discussion, see “Executive Compensation—Compensation and Risk.”

We believe that our leadership structure supports the risk oversight function.

Director Attendance

During fiscal 2013, the Board of Directors held 13 meetings. Each of the incumbent directors attended 100% of the combined total meetings of the full Board and the committees on which he or she served in fiscal 2013.  We have a policy in place requiring that all directors attend annual meetings of stockholders, absent unusual circumstances. Each of our directors, other than Messrs. Drapkin and Montefiore, who were appointed subsequent to the 2013 Annual Meeting, attended such meeting.

Director Independence

Our Board currently has seven independent directors out of eight, with all members of the Board other than our Chief Executive Officer qualifying as independent directors.  The following members of the Board qualify as independent under our independence standards: Ms. Bowick and Messrs. Budge, Drapkin, Inbar, Montefiore, Nothhaft and Terrell. Mr. Tartavull does not qualify as an independent director due to his employment as our President and Chief Executive Officer.  In the course of the Board’s determinations regarding independence, it considered the arrangements discussed below under “Transactions with Related Parties.” We do not believe any of the members of the Board had a material direct or indirect interest in any of the arrangements set forth under “Transactions with Related Parties.”

Our Board has adopted standards for determining whether our directors are independent. Under our Corporate Governance Guidelines & Principles, for a director to be considered independent, he or she cannot be an officer or employee of our company and the Board must affirmatively determine that the director lacks a “material relationship” with us (either directly or as a partner, controlling stockholder or executive officer of an organization that has a material relationship with us) and with members of our senior management team. A “material relationship” is defined as a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In addition to the above analysis, the definition used by the Board to determine director independence (subject to the guidance provided by NASDAQ Marketplace Rules) includes certain transactions, relationships and arrangements specified in Section V(C) of the Corporate Governance Guidelines & Principles. Stockholders can access the Corporate Governance Guidelines & Principles on our website at www.comverse.com/about_comverse/investors.

Furthermore, all members of the Audit Committee and the Corporate Governance & Nominating Committee must be independent in accordance with the Board’s definition of the term “independence” and with the applicable rules of the SEC and NASDAQ.  All members of the Compensation and Leadership Committee must be independent in accordance with the applicable rules of the SEC and NASDAQ.  The Board has determined that all members of the Audit Committee, the Corporate Governance & Nominating Committee and the Compensation and Leadership Committee are independent and satisfy the relevant company, SEC and/or NASDAQ independence requirements for membership in such committees.

In addition to the independence standards set forth above, each director is expected to act with integrity and to adhere to the policies set forth in the Code of Conduct. Under the Corporate Governance Guidelines & Principles, any waiver of the requirements of the Code of Conduct for any director or executive officer must be approved by the Board and promptly disclosed on our website.

Under the Corporate Governance Guidelines & Principles, directors have a personal obligation to disclose actual or potential conflicts of interest to the Corporate Governance & Nominating Committee and (a) where the roles of Chairman and Chief Executive Officer are combined or the Chairman is a non-independent director, the Independent Lead Director, or (b) where the Chairman of the Board is independent, the Chairman, prior to any Board decision related to the matter and, if in consultation with legal counsel it is determined a conflict exists or the perception of a conflict is likely to be significant, to recuse themselves from any discussion or vote related to the matter.

Code of Conduct

The Board has adopted I ACT @ Comverse (our Values Statement and Code of Conduct) to promote commitment to honesty, ethical behavior and lawful conduct. I ACT @ Comverse applies to our principal executive officer, principal financial officer, principal accounting officer, controller, and any persons performing similar functions, as well as all of our directors, officers and employees. I ACT @ Comverse provides the foundation for compliance with all corporate policies and procedures and best business practices.

I ACT @ Comverse can be found on our website, www.comverse.com/about_comverse/investors. A copy of I ACT @ Comverse is available in print free of charge to any stockholder who requests a copy by sending an email to compliance@comverse.com or by writing to:

Comverse, Inc.
200 Quannapowitt Parkway
Wakefield, MA 01880
Attention: Legal Department-Corporate Secretary

We intend to disclose promptly on our website (www.comverse.com/about_comverse/investors) any amendment to, or waiver from, a provision of I ACT @ Comverse as required by applicable law or NASDAQ rules.

Ethics Adviceline

We have established an ethics adviceline, managed by a third party, that gives employees and other stakeholders a way to confidentially and anonymously report any actual or perceived unethical behavior or violations or suspected violations of the Code of Conduct. Information about the ethics adviceline can be found on our website (www.comverse.com/about_comverse/investors).

Public Availability of Corporate Governance Documents

Our key corporate governance documents, including our Corporate Governance Guidelines & Principles, the Code of Conduct (which is titled I ACT @ Comverse) and the charters of our Audit Committee, Compensation and Leadership Committee and Corporate Governance & Nominating Committee are:

•	available on our corporate website at www.comverse.com/about_comverse/investors; and

•	available in print to any stockholder who requests them from our Corporate Secretary.

Committees of the Board of Directors

The Board has established various committees to assist in discharging its duties, including an Audit Committee, a Compensation and Leadership Committee and a Corporate Governance & Nominating Committee. Each of these committees operates pursuant to a charter that was approved by the Board of Directors, copies of which are available on our website (www.comverse.com/about_comverse/investors). The purposes and responsibilities of each committee are summarized below, together with their current membership and number of meetings.

Audit Committee

Comverse has a separately-designated standing Audit Committee within the meaning of Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board in fulfilling its oversight responsibilities regarding:

•
the conduct and integrity of Comverse’s accounting and financial reporting processes, audits of Comverse’s financial statements and reports made to any governmental or regulatory body, stockholders, the public or other users thereof;

•	Comverse’s compliance with legal and regulatory requirements;

•	the qualifications, engagement, compensation, independence and performance of Comverse’s independent auditors, their conduct of the annual audit, and their engagement for any other services;

•	the performance of the internal audit function of Comverse and its subsidiaries and their systems of internal accounting and financial and disclosure controls and procedures;

•	related-person transactions (as defined in the Exchange Act);

•	Comverse’s code of business conduct and ethics as established by the Board;

•	the Audit Committee report required to be included in Comverse’s annual proxy statement; and

•
review and discussion with management and Comverse’s independent registered public accounting firm of any major financial risk exposures and assessment of the steps and processes management has implemented to monitor and control such exposures.

The Board reviewed the background, experience and independence of the Audit Committee members. Based on this review, the Board determined that all members of the Audit Committee are “independent,” within the meaning of the applicable rules of the SEC and the NASDAQ Marketplace Rules and as further defined in our Corporate Governance Guidelines & Principles. In addition, the Board determined that each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements and that each of Messrs. Budge, Inbar, Montefiore and Terrell qualifies as an audit committee financial expert as defined under the rules of the SEC.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, evaluating, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee may delegate its pre-approval authority to its chairperson, or to any other member of the Audit Committee designated by the chairperson. These interim pre-approvals and any necessary corresponding change made to the authorized list of services and budget previously approved by the Audit Committee are required to be reported to and reviewed by the full Audit Committee for its ratification. The pre-approval authority may not be delegated to members of management.

Compensation and Leadership Committee

Purposes and Responsibilities

The purposes and responsibilities of the Compensation and Leadership Committee include, among other things:

•	determining and recommending for Board approval the compensation of Comverse’s Chief Executive Officer and other executive officers;

•	reviewing, approving or otherwise recommending to the Board for approval, management incentive compensation policies and programs;

•	reviewing, approving or otherwise recommending to the Board for approval, equity compensation programs for employees;

•	reviewing and recommending to the Board the submission to stockholders on executive compensation matters;

•	reviewing from a risk management perspective our compensation policies and practices for executives, management and employees generally; and

•	preparing the Compensation Committee Report required to be included in Comverse’s annual proxy statement.

Compensation Processes and Procedures

The Compensation and Leadership Committee oversees and administers our executive compensation program. The Compensation and Leadership Committee typically meets near the beginning of each fiscal year to:

•	review base salaries to determine whether any adjustments are necessary or appropriate;

•	determine the payments, if any, under the annual cash incentive award plan for the prior fiscal year;

•	approve the target and maximum annual cash incentive award opportunities;

•	review and, if appropriate, recommend for approval by our Board, including a majority of the independent directors, equity incentive awards; and

•
establish the corporate and individual performance objectives and related target levels for the current fiscal year and the respective target levels for each quantifiable performance objective for that fiscal year.

In making these compensation-related decisions, the Compensation and Leadership Committee reviews the total compensation for our senior executives to ensure consistency with our compensation philosophy and considers developments in compensation market practices. In addition, the Compensation and Leadership Committee is provided with certain compensation recommendations formulated by management and compensation data provided by its executive compensation consultant. Although the Compensation and Leadership Committee receives these recommendations and data, this information provides only a reference point for its deliberations. Ultimately, the Compensation and Leadership Committee applies its own business judgment and experience to determine the form and amount of compensation for our senior executives.

The Compensation and Leadership Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. Since the Share Distribution, the Compensation and Leadership Committee has engaged Frederic W. Cook & Co. (referred to as Cook), a national executive compensation consulting firm, to support its oversight and management of our executive compensation program. Cook provides the Compensation and Leadership Committee and our Board with guidance regarding the amount and types of compensation that we provide to our executives and how these compare to other compensation practices, and advice regarding other compensation-related matters.

Representatives of Cook attend meetings of the Compensation and Leadership Committee as requested and also communicate with committee members outside of meetings. Cook reports to the Compensation and Leadership Committee and works with management only under the direction of the Chair of the Compensation and Leadership Committee on projects in which the committee retains responsibility under its charter. The Compensation and Leadership Committee may replace Cook or hire additional advisors at any time. During fiscal 2013, Cook did not provide any other services to us and received no compensation other than with respect to the services described above.

The Compensation and Leadership Committee is authorized under its charter to delegate its responsibilities to subcommittees comprised of one or more directors from the committee under certain circumstances. In accordance with our Equity Awards Policy, all equity award grants must be approved by the majority of the non-employee directors of our Board upon the recommendation of the Compensation and Leadership Committee.

Compensation Committee Interlocks and Insider Participation

During our 2013 fiscal year, each of Messrs. Budge and Terrell and Ms. Bowick served as members of the Compensation and Leadership Committee.  None of the members of the committee was, during or prior to fiscal 2013, an officer of Comverse or any of its subsidiaries or had any relationship with us other than serving as a director and as a de minimis stockholder. In addition, none of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that would require disclosure under Item 407(e)(4) of Regulation S-K.

Corporate Governance & Nominating Committee

The purposes and responsibilities of the Corporate Governance & Nominating Committee include, among other things:

•
identifying individuals qualified to serve as directors and recommending to the Board the nominees for all directorships and reviewing the process and criteria used to review and evaluate director candidates;

•	developing and recommending to the Board, and overseeing the implementation of, Comverse’s Corporate Governance Guidelines & Principles;

•	reviewing, on a regular basis, Comverse’s overall corporate governance, including the Board’s leadership structure, and recommending improvements, when necessary; and

•	undertaking such other matters as it, with the concurrence of the Board of Directors, deems necessary.

The Board and Committees

Director	Board	Audit Committee	Corporate Governance & Nominating Committee	Compensation and Leadership Committee
Susan D. Bowick	✓		✓	✓ (CHAIR)
James Budge	✓	✓		✓
Matthew A. Drapkin(1)	✓			✓
Doron Inbar	✓	✓	✓
Neil Montefiore(2)	✓	✓	✓
Henry R. Nothhaft	✓(CHAIR)		✓(CHAIR)
Philippe Tartavull	✓
Mark C. Terrell	✓	✓ (CHAIR)		✓
Fiscal 2013 Meetings	13	7	6	7

_________________________

(1)	Mr. Drapkin was appointed to the Board and its Compensation and Leadership Committee on March 12, 2014.

(2)	Mr. Montefiore was appointed to the Board and its Audit Committee and Corporate Governance & Nominating Committee on September 11, 2013.

COMPENSATION OF DIRECTORS

Fee Arrangements for Directors

During the fiscal year ended January 31, 2014, the compensation of each non-employee director consisted of:

•	A cash retainer of $65,000 per annum, with no meeting fees;

•	an additional cash retainer of $12,500 per annum for each non-chair member of the Audit Committee;

•	an additional cash retainer of $10,000 per annum for each non-chair member of the Compensation and Leadership Committee;

•	an additional cash retainer of $5,000 per annum for each non-chair member of the Corporate Governance & Nominating Committee;

•	an additional cash retainer of $75,000 per annum for service as non-executive Chairman of the Board;

•	an additional cash retainer of $25,000 per annum for service as chair of the Audit Committee;

•	an additional cash retainer of $20,000 per annum for service as chair of the Compensation and Leadership Committee;

•	an additional cash retainer of $10,000 per annum for service as chair of the Corporate Governance & Nominating Committee; and

•	a director stock unit (or DSU) award with an annual value of $135,000.

For fiscal 2013, Mr. Montefiore’s cash retainers were prorated to reflect his service from his appointment in September 2013 until the 2014 Annual Meeting.  Mr. Drapkin was appointed to the Board on March 12, 2014, and did not receive any compensation in fiscal 2013.

Fiscal 2013 Director Equity Grants

On September 18, 2013, Mr. Montefiore received a DSU award covering 1,054 shares of Comverse’s common stock (representing an annual value of $135,000, pro-rated to reflect three months of service from his appointment in September 2013 until the annual equity grant to all non-employee directors in December 2013, using the closing price per share of Comverse’s common stock on September 18, 2013), which will vest on September 18, 2014.  On December 27, 2013, each of our non-employee directors as of such date, other than Mr. Montefiore, received a DSU award covering 3,473 shares of Comverse’s common stock (representing an annual value of $135,000 for their service from the 2013 Annual Meeting until the 2014 Annual Meeting, using the closing price per share of Comverse’s common stock on December 27, 2013).  Mr. Montefiore received a DSU award covering 1,736 shares on December 27, 2013 (representing an annual value of $135,000, pro-rated to reflect six months of service from the grant date until the 2014 Annual Meeting).  Mr. Drapkin was appointed to the Board on March 12, 2014, and did not receive any equity grants in fiscal 2013.

The DSUs awarded to each non-employee director on December 27, 2013 will vest upon the earliest to occur of the following: (a) December 27, 2014; (b) the director’s death; (c) termination of the director’s service due to disability; or (d) a change in control.

Beginning in fiscal 2014 we plan to make annual equity grants for the prospective year of service to all non-employee directors immediately following their election to the Board at the Annual Meeting of Stockholders.

Fiscal 2013 Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our Board during fiscal 2013.  Mr. Tartavull, our President and Chief Executive Officer, receives no compensation for his service as a director. The compensation received by Mr. Tartavull as our President and Chief Executive Officer is presented in “Employment Agreements and Arrangements with Named Executive Officers.”

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)(3)	Total ($)
Susan D. Bowick	90,000	134,996	224,996
James Budge	87,500	134,996	222,496
Matthew A. Drapkin(4)	N/A	N/A	N/A
Doron Inbar	82,500	134,996	217,496
Neil Montefiore(5)	32,083	101,206	133,289
Henry R. Nothhaft(6)	140,000	134,996	274,996
Mark C. Terrell	100,000	134,996	234,996

___________________________

(1)
The amounts reported in the Stock Awards column represent the grant date fair value of the stock-based awards made to the current non-employee directors during fiscal 2013 calculated in accordance with guidance from the Financial Accounting Standards Board (or FASB), related to share-based payment awards. The grant date fair value of these stock-based awards is calculated by multiplying the number of shares in each award by the fair market value of our common stock on the award’s date of grant. The amounts reported in this column reflect the compensation expense we expect to record in our financial statements over the vesting schedule of these stock-based awards, and do not correspond to the actual economic value that may be received by the non-employee directors from the awards.

(2)
For each then current non-employee director, the following table sets forth (a) the grant date of the DSU awards granted to such directors in fiscal 2013, (b) the grant date fair value, calculated in accordance with FASB ASC Topic 718 related to share-based payment awards, of the DSU awards granted to such directors in fiscal 2013, and (c) the aggregate number of unvested DSUs held by such directors at fiscal year-end, January 31, 2014.  None of the non-employee directors held stock options at fiscal year-end, January 31, 2014. For equity awards granted to Mr. Tartavull during fiscal 2013 as our President and Chief Executive Officer and awards held by Mr. Tartavull at fiscal year-end, January 31, 2014, see “Executive Compensation—Grants of Plan-Based Awards Table” and “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End Table.”

Director Name	Grant Date	Grant Date Fair Value of Stock Awards Granted during Fiscal 2013	Number of Unvested Stock Awards Held at End of Fiscal 2013
Susan D. Bowick	12/27/2013	$134,996	3,473
James Budge	12/27/2013	$134,996	3,473
Doron Inbar	12/27/2013	$134,996	3,473
Neil Montefiore	9/18/2013	$33,728	1,054
	12/27/2013	$67,478	1,736
Henry R. Nothhaft	12/27/2013	$134,996	3,473
Mark C. Terrell	12/27/2013	$134,996	3,473

(3)
The amounts reported in the Stock Awards column represent the grant date fair value of the stock based awards.  The DSUs awarded to each then current non-employee director, other than Mr. Montefiore, were equal to the quotient obtained by dividing $135,000 by the closing price per share of our common stock on the date of grant, pursuant to the Comverse, Inc. 2012 Stock Incentive Compensation Plan.  The DSUs awarded to Mr. Montefiore were equal to the quotient obtained by dividing $135,000 by the closing price of our per share of our common stock on each date of grant, (i) in respect of his September 2013 grant, pro-rated to reflect three months of service from his appointment in September 2013 until the annual equity grant to all non-employee directors in December 2013, and (ii) in respect of his December 2013 grant, six months of service from the grant date until the 2014 Annual Meeting.

(4)	Mr. Drapkin was appointed to the Board on March 12, 2014.

(5)
Mr. Montefiore was appointed to the Board on September 11, 2013.  Mr. Montefiore received pro-rated cash compensation for his service as a Board member and as a member of the Audit Committee and Corporate Governance & Nominating Committee.

(6)
The chair of the Corporate Governance & Nominating Committee is entitled to additional cash compensation of $10,000 per year, unless he also serves as non-executive Chairman of the Board.  Since Mr. Nothhaft serves as both non-executive Chairman of the Board and chair of the Corporate Governance & Nominating Committee, he did not receive the additional retainer for services as chair of the Corporate Governance & Nominating Committee.

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of Comverse as of the date hereof are listed below.

Name	Age	Position
Philippe Tartavull	56	President and Chief Executive Officer
Thomas B. Sabol	55	Senior Vice President, Chief Financial Officer
Roy S. Luria	42	Senior Vice President, General Counsel and Corporate Secretary
Shawn C. Rathje	43	Vice President, Chief Accounting Officer and Corporate Controller
Nassrin Tavakoli	57	Senior Vice President, Chief Technology Officer and R&D
Narasimha “Gani” Nayak	45	Senior Vice President, Systems and Solutions

The following is a summary of the qualifications and experience of our executive officers other than Mr. Tartavull, whose qualifications and experience are set forth under “Proposal 1—Election of Directors.”

Thomas B. Sabol. Mr. Sabol has served as our Senior Vice President and Chief Financial Officer since July 2012. From April 2009 to August 2011, Mr. Sabol served as Chief Financial Officer of Hypercom Corporation, a publicly-traded global leader in high security, end-to-end electronic payment products and services. From February 2006 to April 2009, Mr. Sabol served as Chief Financial Officer of Suntron Corporation, a publicly-traded provider of electronic manufacturing services that was taken private by its majority shareholder in December 2007. Prior thereto, Mr. Sabol served as Chief Financial Officer of Wolverine Tube, Inc. and in senior executive positions at Plexus Corp., including as its Chief Operating Officer and Chief Financial Officer. Mr. Sabol was also the General Auditor at Kemper Corporation and practiced public accounting with Coopers & Lybrand. Mr. Sabol formerly served as a director of Suntron Corporation within the last five years. Mr. Sabol is a Certified Public Accountant and holds a B.S. in Accounting from Marquette University.

Roy S. Luria. Mr. Luria has served as our Senior Vice President, General Counsel and Corporate Secretary since October 2012. From January 2010 to October 2012, Mr. Luria served as Associate General Counsel, Corporate and Securities and Assistant Secretary of CTI. From October 2000 through January 2010, Mr. Luria was an associate with Weil, Gotshal & Manges LLP and from March 1996 to September 2000 was an associate with the Israeli law firm of Meitar Liquornik Geva & Leshem Brandwein (formerly Meitar, Liquornik, Geva & Co.). Mr. Luria holds a law degree from Tel Aviv University.

Shawn C. Rathje. Mr. Rathje has served as our Vice President, Chief Accounting Officer and Corporate Controller since July 2012. From September 2007 to August 2011, Mr. Rathje served as the Corporate Controller of Hypercom Corporation, a publicly-traded global leader in high security, end-to-end electronic payment products and services, and in February 2008 was appointed as Hypercom’s Chief Accounting Officer. At Hypercom Mr. Rathje was responsible for the design, development, implementation and oversight of financial policies and procedures. From 1996 until 2007, Mr. Rathje was an accountant in the audit practice of PricewaterhouseCoopers in Minneapolis, Chicago and Phoenix, finishing his tenure with the firm as a senior manager. Mr. Rathje is a Certified Public Accountant and holds a B.S. in accounting from the University of Northern Iowa.

Nassrin Tavakoli.  Ms. Tavakoli has served as our Senior Vice President, Chief Technology Officer and R&D since October 2012.  Prior to joining us, Ms. Tavakoli served for two years as Senior Vice President of Global Engineering at Hypercom Corporation.  Prior to that, she held a variety of technology leadership positions of increasing responsibility over a sixteen year period at Motorola, Inc., focused on advanced wireless infrastructure, handset and multimedia technologies, most recently as Senior Director of its Global Software Group. In several previous positions, she managed and developed systems involving technologies and domains including billing systems, distributed database systems, M-commerce, and voice and pattern recognition.  Ms. Tavakoli holds a Ph. D. and M.S. in Computer Science from Kansas State University, and a B.S. in Computer Science and Mathematics from Southeast Missouri State University.

Narasimha “Gani” Nayak.  Mr. Nayak has served as our Senior Vice President, Systems & Solutions since December 2012.  Mr. Nayak has held a variety of leadership positions in the telecommunications industry over the past two decades. From 2006 to 2012, he served at Alcatel-Lucent in roles, including Senior Vice President and General Manager, Mobile Payment and Charging Solutions, Senior Vice President and General Manager, Interactive Media and Communications division, and Vice President and General Manager, Messaging Products Group. Prior thereto, he was Vice President and General Manager at Openwave Systems’ Messaging Business Unit, and before that, he led the Unified Communications activities at Logica/CMG. In several previous positions, he managed and developed systems involving technologies and domains, including unified communications, Internet telephony, and digital cellular networks at Cisco Systems, ECI Telecom, and Hughes Network Systems. Mr. Nayak holds an MBA from Duke University, an M.S. in Electrical Engineering from the University of Maryland, and a B.S. in Electrical Engineering from National Institute of Technology Karnataka, Surathkal, India.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth information regarding beneficial ownership of our common stock as of April 30, 2014 (unless otherwise noted), by:

•	each person or entity who is known by Comverse to beneficially own more than 5% of Comverse’s outstanding shares of common stock;
•	each of Comverse’s current directors;
•	each of Comverse’s named executive officers for the fiscal year ended January 31, 2014; and
•	all of Comverse’s current directors and executive officers as a group.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

Name and Address (1)	Relationship	Amount and Nature of Beneficial Ownership (2)		Percent of Outstanding Shares (3)
FMR LLC 245 Summer Street Boston, MA 02110	Stockholder	2,951,239	(4)	13.2%
Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	Stockholder	2,403,022	(5)	10.7%
Becker Drapkin Management, L.P. 500 Crescent Court, Suite 230 Dallas, Texas 75201	Stockholder	1,349,498	(6)	6.0%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	Stockholder	1,208,477	(7)	5.4%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Stockholder	1,476,530	(8)	6.6%
Susan D. Bowick	Director	6,273		*
James Budge	Director	2,129		*
Matthew A. Drapkin	Director	1,349,498	(9)	6.0%
Doron Inbar	Director	2,301		*
Neil Montefiore	Director	—		—
Henry R. Nothhaft	Chairman of the Board	3,288		*
Philippe Tartavull	Director, President and Chief Executive Officer	190,501	(10)	*
Mark C. Terrell	Director	6,804		*
Thomas B. Sabol	Senior Vice President, Chief Financial Officer	42,933	(11)	*
Gani Nayak	Senior Vice President, Systems and Solutions	14,661	(12)	*
All current directors and executive officers as a group (13 persons) (13)		1,652,585	(14)	7.3%

*	Less than one percent.

________________

(1)	Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o Comverse, Inc., 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880.

(2)
The information contained in the table above reflects “beneficial ownership” of common stock within the meaning of Rule 13d-3 under the Exchange Act.  Beneficial ownership reflected in the table above includes shares (a) issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 30, 2014 and (b) deliverable in settlement of time-based restricted stock unit (or RSU) and DSU awards that are scheduled to vest within 60 days of April 30, 2014.  Beneficial ownership reflected in the table above does not include shares which may be deliverable in settlement of performance-based restricted stock units, up to 50% of which may vest within 60 days of April 30, 2014 if certain performance metrics are achieved.  See the “Equity Incentive Awards” discussion in “Compensation Discussion and Analysis—Executive Compensation Objectives and Principles—Elements of Direct Compensation.”

(3)
Shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 30, 2014 and shares of common stock deliverable in settlement of time-based RSU and DSU awards that are scheduled to vest within 60 days of April 30, 2014 are deemed outstanding for computing the ownership percentage of the person holding such stock options or time-based RSU and DSU awards, as applicable, but are not deemed outstanding for computing the ownership percentage of any other person.  The amounts and percentages are based on approximately 22,411,951 shares of common stock issued and outstanding as of April 30, 2014.

(4)
Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC (or the FMR 13G).  The FMR 13G reports sole voting power with respect to 201,301 shares of common stock and sole dispositive power with respect to 2,951,239 shares of common stock. The FMR 13G reports beneficial ownership of shares of common stock by Fidelity Management & Research Company, Fidelity Select Software and Computer Services, Edward C. Johnson 3d, FMR LLC and Pyramis Global Advisors Trust Company. The voting and investment power of the various holders with respect to these shares of common stock is as set forth in the FMR 13G.

(5)
Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on January 10, 2014 by Wellington Management Company, LLP (or the Wellington 13G). The Wellington 13G reports that Wellington Management Company, LLP has shared voting power and shared dispositive power with respect to 2,039,268 shares of common stock and 2,403,022 shares of common stock, respectively.

(6)
Reflects beneficial ownership as reported on a Schedule 13D/A filed with the SEC on March 12, 2014 by Becker Drapkin Management, L.P. (or the Becker 13D).  The Becker 13D reports sole voting and dispositive power with respect to 282,738 shares of common stock and shared voting and dispositive power with respect to 1,066,760 shares of common stock.  The Becker 13D reports beneficial ownership of shares of common stock by Becker Drapkin Partners (QP), L.P.; Becker Drapkin Partners, L.P.; BD Partners VII, L.P.; BC Advisors, LLC; Steven R. Becker; and Matthew A. Drapkin.  The voting and dispositive power of the various holders with respect these shares of common stock is as set forth in the Becker 13D.

(7)
Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on January 28, 2014 by BlackRock, Inc. (or the BlackRock 13G).  The BlackRock 13G reports sole voting power with respect to 1,168,496 shares of common stock and sole dispositive power with respect to 1,208,477 shares of common stock.

(8)
Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on February 12, 2014 by The Vanguard Group (or the Vanguard 13G).  The Vanguard 13G reports sole voting power with respect to 31,840 shares of common stock, sole dispositive power with respect to 1,444,690 shares of common stock and shared dispositive power with respect to 31,840 shares of common stock. The Vanguard 13G reports that Vanguard Fiduciary Trust Company shares dispositive power with respect to 31,840 shares.

(9)
Reflects beneficial ownership as reported on the Becker 13D.  Mr. Drapkin may be deemed to beneficially own such common stock as co-managing member of BC Advisors, LLC, which is the general partner of BD Management (of which Mr. Drapkin is a limited partner), and BD Management is the general partner of, and investment manager for, each of Becker Drapkin Partners (QP), L.P.; Becker Drapkin Partners, L.P.; and BD Partners VII, L.P.  Mr. Drapkin disclaims beneficial ownership in such common stock except to the extent of his pecuniary interest therein.

(10)
Includes 23,973 shares of common stock deliverable in settlement of time-based RSU awards that are scheduled to vest within 60 days of April 30, 2014 and 159,836 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 30, 2014.

(11)
Includes 4,542 shares of common stock deliverable in settlement of time-based RSU awards that are scheduled to vest within 60 days of April 30, 2014 and 35,821 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 30, 2014.

(12)
Includes 2,292 shares of common stock deliverable in settlement of time-based RSU awards that are scheduled to vest within 60 days of April 30, 2014 and 11,257 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 30, 2014.

(13)
Includes (i) the following directors: Ms. Bowick, and Messrs. Budge, Drapkin, Inbar, Montefiore, Nothhaft and Terrell and (ii) the following executive officers: Ms. Tavakoli and Messrs. Luria, Nayak, Rathje, Sabol and Tartavull (also a director).

(14)
Includes 34,117 shares of common stock deliverable in settlement of time-based RSU awards that are scheduled to vest within 60 days of April 30, 2014 and 229,143 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 30, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes our executive compensation program for our executive officers listed below, who are referred to throughout this discussion as the “Named Executive Officers.”  The discussion describes the various compensation elements and the plans and arrangements in which the Named Executive Officers participated, the factors considered and the approach taken by our Board and our Compensation and Leadership Committee (referred to as the Compensation Committee) in designing the executive compensation program and how this program supports our overall business objectives and financial and strategic goals.

Our Board and the Compensation Committee determine the compensation of executive officers of Comverse. For fiscal 2013, the Named Executive Officers were:
●	Philippe Tartavull, our President and Chief Executive Officer;

●	Thomas B. Sabol, our Senior Vice President, Chief Financial Officer; and

●	Narasimha “Gani” Nayak, our Senior Vice President, Systems and Solutions.

Executive Summary

Business Overview and Industry Outlook

We are a leading provider of telecom business enablement solutions for communication service providers (or CSPs) through a portfolio of product-based solutions and associated services in the following domains:

●
Business Support Systems. We provide converged, prepaid and postpaid billing and active customer management systems (or BSS) for wireless, wireline, cable and multi-play CSPs, delivering a value proposition designed to enable an effective service and data monetization, a consistent, enhanced customer experience, reduced complexity and cost, and real-time choice and control.

●
Policy Solutions. We provide CSPs with the ability to better manage their data networks and to better monetize their data network investment through our Policy Management and Policy Enforcement capabilities for wireless and wireline data networks.

●
Digital Services. We enable voice and messaging services (including voicemail, visual voicemail, call completion, short messaging service (or SMS), and multimedia picture and video messaging (or MMS), and digital lifestyle services and Internet Protocol (or IP) based rich communication services (including group chat, file transfer, video share, social, presence and geo-location information).

●	Managed and Professional Services. We offer a portfolio of services related to our solutions following the completion of the delivery of the project to the customer (referred to as managed services).

We believe that in 2013 the BSS market exhibited lower growth than previously anticipated with projects deferred or canceled by customers due to the significant capital investments involved in upgrading existing prepaid or postpaid systems to our converged BSS solution as well as the prioritization by customers of capital expenditures to the deployment of next generation networks, including LTE.

In addition, CSPs require enhanced BSS system functionality to accommodate their business needs and as a result, we are facing increasing complexity of project deployment resulting in extended periods of time required to complete project milestones which result in project overruns. To address these challenges, we continue efforts to improve our BSS delivery and implementation capabilities to reduce costs and expenses. In addition, project complexity impacts our customers’ ability to meet their obligations as part of the delivery process which has at times also resulted in project delivery delays. Furthermore, our customers encounter issues in managing the operations of their BSS systems and tend to rely more heavily on our support services. To address our customer challenges, we are broadening our service offerings to existing and new customers, including managed services.

In the Digital Services market, CSPs face increasing competition from both Internet players and mobile device manufacturers, using new technologies that may provide alternatives to CSP products and services, including IP-based applications typically referred to as Over The Top (or OTT) free services, such as Whatsapp. Furthermore, these CSP services continue to face competition from low-cost competitors from emerging markets. We believe these changes have reduced demand for traditional communication products and services and increased pricing pressures, which have in turn adversely impacted our revenue and margins.

At the same time, however, growth in global wireless subscriptions and data usage is pushing CSPs to evolve to 4G/LTE IP-based network technologies, supporting the demand for several of our advanced products in our Digital Services offering.

Fiscal 2013 Incentive Program Design and Results

In fiscal 2013, we continued the transformation of our business to address the rapidly evolving trends in our markets.  Our primary objectives as part of the transformation were to grow revenue, increase total customer orders (consisting of product bookings and maintenance revenue), reduce costs (including through restructuring), achieve operating income and most importantly, improve adjusted consolidated cash flow.  In order to align executive compensation with our corporate objectives, the following corporate financial objectives were selected by the Compensation Committee as part of our annual cash incentive plan:

●	Product bookings and maintenance revenue (50% weighting);

●	Adjusted consolidated cash flow (40% weighting); and

●	Restructuring (10% weighting).

Improvement of our adjusted consolidated cash flow was determined by the Committee to be one of our most important objectives for 2013 and accordingly, the annual cash incentive plan provided that no payouts were to be made against the corporate and individual performance objectives unless we achieved at least the threshold adjusted consolidated cash flow level. For more information, see “—Executive Compensation Elements-Annual Cash Incentive Awards.”

For fiscal 2013, as explained in detail below, the threshold for product bookings and maintenance revenue was not achieved, the adjusted consolidated cash flow portion was earned at 33.00% of target, and the restructuring portion was earned at 156.80% of target.  Thus, the overall weighted payout on the corporate financial objectives was 28.88% of target. The relative weighting of the corporate financial objectives and the individual objectives was 90% and 10%, respectively.

In addition, as the Committee acknowledged that 2013 would be an important year for the transformation that management is implementing, and to reward the achievement of certain performance metrics that were critical to such business transformation, one-time special performance-based RSU awards (or Performance RSUs) were granted to the Named Executive Officers and other selected members of senior management in addition to annual time vested RSU and stock option awards. The following three performance metrics were selected:

●	Decrease in labor costs (35% weighting);

●	Industrialization and quality of Comverse ONE (35% weighting); and

●	Improvement in BSS project gross margin (30% weighting).

The labor cost decrease metric was achieved and the BSS project gross margin metric was not achieved.  The final determination with respect to the achievement of the industrialization and quality of Comverse ONE will be made as of May 31, 2014 and the metric is currently expected to be achieved, which would yield an overall earnout of 70% of the target share opportunity for each participant. Under the award terms, 50% of earned shares will vest on the first anniversary of the grant date and the remaining 50% will vest on the second anniversary of the grant date, subject to continued employment. For more information, see “—Executive Compensation Objectives and Principles-Elements of Direct Compensation-Equity Incentive Awards.”

Executive Compensation Objectives and Principles

Compensation Objectives

Our company operates in the highly complex and competitive telecommunications industry. This requires a highly talented and seasoned team of telecommunications and business professionals capable of managing a complex global business. Consequently, our primary compensation objective is to attract and retain the executives needed to manage a sophisticated global business operation in a rapidly changing segment of the telecommunications industry and to ensure that they are compensated commensurate with results and paid for performance.

Our executive compensation program is designed to:

●	attract, retain and motivate highly-skilled executives by providing a total compensation package that is competitive in the market in which we compete for talent;

●
support and reward the attainment of our short-term and long-term financial and strategic objectives through the use of variable pay in which realized compensation fluctuates based on (a) the degree to which key financial, operational and strategic goals are achieved and (b) changes in stockholder value;

●	provide differentiated pay based on our executives’ contributions to company performance, role within our company and skill set;

●	create commonality of interest between management and stockholders through the use of equity-based compensation and by encouraging our executives to accumulate substantial ownership in our company;

●
foster a balanced focus among our executives to ensure that they are held accountable for the long-term consequences of their business decisions and to avoid the incentive to take risks that are inconsistent with our financial and strategic goals; and

●	maximize the financial efficiency of the overall program from tax, accounting and cash flow perspectives.

For fiscal 2013, our compensation policies were impacted by the difficulty in recruiting employees to a company going through a transformation.  The high caliber of talent we seek to fill key positions as we restructure our operation to achieve growth and profitability commands, in some instances, higher compensation than we might have paid under other circumstances.

Elements of Direct Compensation

During fiscal 2013, our executive compensation program included three primary elements:

●	Base salaries, representing the fixed component of total direct compensation.

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Performance-based cash incentive awards, representing a significant portion of cash compensation intended to be “at-risk,” were linked to achievement of key objectives and our short-term operating plan and long-term strategic goals.

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Equity incentive awards in the form of time- and performance-based restricted stock unit awards (referred to as RSUs) and stock option grants were awarded to align the interests of our executives with stockholders; facilitate retention of the executives at a challenging time as a result of global economic, industry and company-specific conditions; drive long-term performance; reward the execution of various performance objectives critical to our company; and balance share usage and dilution levels.

In addition to these direct elements of compensation, our executive compensation program in fiscal 2013 included health, welfare and other employee benefits, limited perquisites and severance benefits.

The elements of our compensation program are designed to promote our pay-for-performance philosophy. We believe that our compensation plans should motivate high performance among our executive officers within an entrepreneurial, incentive-driven culture. We believe that our short-term compensation plans should provide the flexibility to reflect the extent to which goals are met, missed or exceeded, while rewards realized under our long-term equity compensation plan should be driven largely by increasing stockholder returns. We aim to design compensation plans that align compensation objectives with our business strategies and that enable a focus on creating sustainable, long-term growth and stockholder value. We aim to establish total direct compensation that is at the median for individuals holding comparable positions at other public companies with which we compete for business and talent, with differentiation by executive based on individual factors such as performance, tenure, criticality, and transformation/growth hire positioning.

Base Salaries

As base salaries represent the fixed component of each Named Executive Officer’s total compensation, the Compensation Committee sets base salaries at a level that balanced the competing objectives of attracting and retaining high-quality executives with minimizing our overall fixed cost structure. The underlying philosophy adopted by the Compensation Committee is to set base salaries, on average, at the median market rate based on comparable companies, subject to individual variations.

The Compensation Committee sets, reviews and approves any changes to base salaries for the Named Executive Officers annually, taking into account both the competitive positioning of each individual’s base salary relative to the indicated market rates; the individual skills, experience and past performance of the executive; the annual budget for base salary adjustments, if any, that had been established for the fiscal year; the positioning of each executive relative to others with comparable levels of responsibility; corporate financial performance in the prior fiscal year and expectations for the current fiscal year; and the difficulty of replacing the executive and relative importance of the position to us. For fiscal 2013, the Compensation Committee maintained prior year base salaries for all continuing executives.

Annual Cash Incentive Awards

We believe that a significant portion of cash compensation for the Named Executive Officers should be “at-risk” by being linked to achievement of key objectives that further our short-term operating plan and long-term strategic goals. Consequently, we provide the Named Executive Officers with the opportunity to realize variable cash awards each year based on performance against a series of pre-established financial performance and individual objectives, for which the Compensation Committee established target and maximum award opportunities.

●	the performance measures must be tied to key indicators of our success and drivers of stockholder value, consistent with our business strategy and objectives;

●	the performance targets must be reasonably achievable and viewed as fair, while at the same time encouraging stretch performance;

●	the performance targets should include a review of year-over-year performance and align with the annual operating plan approved by the Board so that aggregate costs are supported by financial results;

●	the performance measures must be simple to understand and within the control of the Named Executive Officer receiving the award;

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the portion of a Named Executive Officer’s target annual cash compensation attributable to his target annual cash incentive award opportunity should increase with successively higher levels of responsibility; and

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the payouts should reflect corporate performance and, if applicable, the performance of the business unit to which the Named Executive Officer is affiliated, as well as such executive’s achievement of pre-established individual objectives.

Equity Incentive Awards

To support the objective of aligning the interests of the Named Executive Officers with stockholders and to ensure that realized compensation reflects long-term changes in shareholder value, we believe that the long-term incentives for the Named Executive Officers should be delivered primarily in the form of equity. In designing the long-term incentives, the Board and Compensation Committee are guided by the following principles:

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long-term incentives should function to align the interests of the Named Executive Officers with our stockholders as appreciation of the underlying shares of our common stock enhances the value of these awards and therefore enhances the focus on improvements in operating performance and the creation of stockholder value;

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the portion of a Named Executive Officer’s total compensation opportunity attributable to long-term incentives should increase with increasingly higher levels of responsibility to ensure that the executives most responsible for changes in stockholder value are held most accountable for results;

●	awards should support long-term retention of key contributors through vesting and other benefit provisions, creating enough “hold” to provide stability of the executive team;

●	the aggregate annual share usage in employee equity plans should be carefully managed to avoid excessive levels of potential stockholder dilution; and

●
the aggregate cost of long-term incentives should be reasonable in comparison to peer companies, and the cost implications of such plans should be supported by Comverse’s annual and longer-term operating plans.

In June 2013, the Board approved annual equity grants consisting of RSU awards and stock option grants to our Named Executive Officers.  The Board determined that the value of each current Named Executive Officer’s long-term equity incentives should be allocated one-half to RSUs and one-half to stock options.  This allocation was selected to align the officers’ interests with those of stockholders, foster retention, and balance share usage.  These annual grants of RSUs and stock options vest ratably over a three-year period from the date of grant.

In addition, in June 2013, the Board approved grants of Performance RSUs to the Named Executive Officers and other select members of senior management.  The Performance RSUs are one-time special grants, in addition to the annual grants, to reward the achievement of certain performance metrics that were critical to Comverse’s business transformation.  The three performance metrics are: (i) a decrease in labor costs (35% weighting), measured by an increase in favorable headcount ratio by 17% over fiscal 2013 year-end ratio, by January 31, 2014; (ii) industrialization and quality (35% weighting), measured by the general availability of Comverse ONE 3.7.6 by May 31, 2014, with an overall specified percentage cost reduction compared to the 3.5.95 platform and a software release that meets specified quality criteria; and (iii) specified percentage of improvement in BSS project gross margin (30% weighting), by January 31, 2014 compared to January 31, 2013.  Each weighted portion is either earned in its entirety or forfeited. As of the date of grant, achievement of each of the three metrics was considered to involve a high degree of difficulty. Under the award terms, 50% of earned shares will vest on the first anniversary of the grant date and the remaining 50% will vest on the second anniversary of the grant date, subject to continued employment. Unvested Performance RSUs will also vest in full in the event of termination by us without cause or resignation by the executive for good reason following a change of control. The labor cost decrease metric was achieved and the BSS project gross margin metric was not achieved.  The final determination with respect to the achievement of the industrialization and quality of Comverse ONE will be made as of May 31, 2014 and the metric is currently expected to be achieved, which would yield an overall earnout of 70% of the target share opportunity for each participant.

Executive Compensation-Setting Process

The following is a summary of the process followed by our Board and Compensation Committee in setting executive compensation.

Roles and Responsibilities

The Compensation Committee oversees and administers our executive compensation program. The Compensation Committee typically meets near the beginning of each fiscal year to:

●	review base salaries to determine whether any adjustments are necessary or appropriate;

●	determine the payments, if any, under the annual cash incentive award plan for the prior fiscal year;

●	approve the target and maximum annual cash incentive award opportunities;

●	review and, if appropriate, recommend for approval by our Board, including a majority of the independent directors, equity incentive awards; and

●
establish the corporate and individual performance objectives and related target levels for the current fiscal year and the respective target levels for each quantifiable performance objective for that fiscal year.

In making these compensation-related decisions, the Compensation Committee reviews the total target compensation for our Named Executive Officers to ensure consistency with our compensation philosophy and considered developments in compensation market practices. The Compensation Committee works with Mr. Tartavull and other senior executives to ensure that its decisions and recommendations to our Board are consistent with our compensation philosophy and policies.  In addition, the Compensation Committee was provided with certain compensation recommendations formulated by management and the compensation data described below provided by its executive compensation consultant. Although the Compensation Committee receives these recommendations and data, this information provides only a reference point for its deliberations. Ultimately, the Compensation Committee applies its own business judgment and experience to determine the form and amount of compensation for the Named Executive Officers.

The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. After reviewing proposals from other executive compensation advisors, the Compensation Committee selected Frederic W. Cook & Co. (referred to as Cook) to provide the Compensation Committee and our Board with guidance regarding the amount and types of compensation that we provide to our executives and how these compare to other compensation practices, and advice regarding other compensation-related matters.

During fiscal 2013, Cook provided the following services to our Compensation Committee:

●	assisted in the design of the annual cash incentive plan;

●	developed a peer group to be used for purposes of benchmarking the competitiveness of our executive compensation program;

●	assisted in the assessment of risk in relation to our compensation plans to determine whether any policies or practices were reasonably likely to have a material adverse effect on our company; and

●	assisted in the review and design of our annual equity grants and Performance RSU grants under our equity compensation incentive plan.

Representatives of Cook attend meetings of the Compensation Committee as requested and also communicate with committee members outside of meetings. Cook reports to the Compensation Committee and works with management only under the direction of the Chair of the Compensation Committee on projects in which the Compensation Committee retains responsibility under its Charter. The Compensation Committee may replace Cook or hire additional advisors at any time. During fiscal 2013, Cook did not provide any other services to us and has received no compensation other than with respect to the services described above.

Competitive Positioning

As the market for experienced executives in the telecommunications industry is highly competitive, and includes several well-established, international organizations, as well as our direct business competitors, the Compensation Committee monitors the executive compensation practices of these companies, as well as those within our industry generally, to ensure that our executive compensation program reflects current market trends and to use as a resource in its deliberations.

In April 2012, at the request of the CTI Compensation Committee, Cook presented an updated group of peer companies to be used for comparative purposes in its executive compensation deliberations and a comparative analysis of our executive compensation program based on compensation information drawn from the pay practices of a group of publicly-traded companies within the telecommunications industry which was developed based upon our expected post-Share Distribution revenue (referred to as the Peer

Group). This information was used to match the positions of Messrs. Tartavull, Sabol and Nayak with the competitive marketplace on the basis of job functions and responsibilities. Market compensation data was derived from these market matches, and statistical reference points (such as median and 25th and 75th percentile rates) were calculated for total compensation and for each of the principal elements of the executive compensation program.  In addition to Peer Group data, our Compensation Committee considers broader technology industry survey data that represents the revenue scope and functional responsibilities of a particular executive in designing our compensation programs. In April 2013, our Compensation Committee determined that target total direct compensation for our executives reflecting a 25th percentile positioning based on our then-current peer group (referred to as our Prior Peer Group) and a 50th percentile positioning based on survey data was appropriate for fiscal 2013, because our Peer Group included companies larger than our actual post-Share Distribution size. Our Prior Peer Group consisted of the following 15 companies:

ADTRAN	JDS Uniphase Corporation
Aruba Networks	Neustar
BMC Software	Nuance Communications
Brocade Communications	Polycom
Ciena Corporation	Quest Software
Comtech Telecommunications	Riverbed Technology
Convergys Corporation	Verisign
CSG Systems International

In September 2013, the Compensation Committee reassessed our Peer Group with Cook’s assistance, to more accurately reflect our post-Share Distribution size and scope of operations. The Compensation Committee considered peer group metrics, including revenue, operating margin and market capitalization.  The resulting Peer Group now consists of the following 14 companies:

Aruba Networks	ShoreTel
Ciena Corporation	Sonus Networks
Convergys Corporation	Sykes Enterprises
CSG Systems International	Synchronoss Technologies
Interactive Intelligence Group	TeleCommunication Systems
Mitel Networks	TeleTech Holdings
Polycom	Unisys Corporation

This updated Peer Group was used to benchmark executive compensation for fiscal 2014.

Executive Compensation Elements

Base Salary

Our Named Executive Officers joined us in fiscal 2012.  Effective May 21, 2012, Mr. Tartavull was named our President, Chief Executive Officer and director. Effective July 24, 2012, Mr. Sabol was appointed as our Senior Vice President and Chief Financial Officer.  Mr. Nayak, our Senior Vice President, Systems and Solutions, was appointed on November 14, 2012.  For fiscal 2012, the CTI Compensation Committee and Cook took into account the Prior Peer Group and survey data to develop fair, reasonable and competitive base salaries and overall compensation packages for our Named Executive Officers.  For fiscal 2013, our Compensation Committee reviewed our Named Executive Officers’ base salaries and determined to maintain them at 2012 levels.

Annual Cash Incentive Awards

Individual Target Award Opportunities

The target annual cash incentive award opportunity for fiscal 2013 for each Named Executive Officer was determined by the Compensation Committee based on each executive’s anticipated contributions during fiscal 2013, the market rate of compensation for executives in comparable positions, job functions and internal pay equity.  For fiscal 2013, our Compensation Committee reviewed our Named Executive Officers’ target annual cash incentive award opportunities and determined to maintain them at 2012 levels. The fiscal 2013 target annual cash incentive award opportunities and corresponding total target cash compensation for the Named Executive Officers were as follows:

Named Executive Officer	Annual Base Salary	Target Annual Cash Incentive as Percentage of Base Salary	Target Annual Cash Incentive Award Opportunity	Total Target Cash Compensation
Philippe Tartavull	$700,000	100%	$700,000	$1,400,000
Thomas B. Sabol	$425,000	80%	$340,000	$765,000
Gani Nayak	$340,000	100%	$340,000	$680,000

Incentive Award Design

Ninety percent (90%) of each Named Executive Officer’s annual target cash incentive award opportunity was based upon corporate performance objectives, and ten percent (10%) of the annual target cash incentive award opportunity was based on a qualitative assessment of the individual’s performance in managing his business unit or function as measured against his individual performance objectives for the fiscal year.  The Compensation Committee determined these allocations to be appropriate because they linked a substantial portion of each Named Executive Officer’s award opportunity to financial performance, thereby motivating him to focus his efforts on successfully executing our annual operating plan, while also providing a financial incentive to effectively manage his respective business unit or function and achieve his personal objectives for the year.  The corporate performance objectives for the Named Executive Officers were based on our company’s performance measured against the corporate financial objectives described below.

Corporate Financial Objectives

The fiscal 2013 annual cash incentive awards were based, in part, on the level of achievement of the following pre-established corporate financial objectives, each of which was selected by the Compensation Committee because it is tied to external key performance indicators and is considered to be critical to enhancing stockholder value:

●	consolidated product bookings and maintenance revenue;

●	adjusted consolidated cash flow; and

●	restructuring.

Our product bookings and maintenance revenue objective was based on our fiscal 2013 annual product bookings, calculated as the aggregate projected revenue from purchase orders executed during the fiscal year, and revenue from maintenance agreements.

The calculation of the achievement of the adjusted consolidated cash flow objective was the 2013 adjusted consolidated cash flow for Comverse excluding the impact of expenditures related to Comverse segment expense adjustments, including:

●	restructuring costs;

●	Italian VAT refund; and

●	amounts paid in respect of extraordinary charges excluded in calculating our Comverse performance margin.

The restructuring goal was to reduce selling, general and administrative (or SG&A) expense significantly in fiscal 2013.  The calculation compares actual SG&A expense to the budget for fiscal 2013, excluding bonuses, agent commissions and sales commissions.

Individual Performance Objectives

Individual performance objectives are typically approved by the Compensation Committee upon recommendation of the Chief Executive Officer for the other executive officers, and the Compensation Committee formulates its own recommendations with respect to the individual performance objectives for the Chief Executive Officer. However, for fiscal 2013, no payouts would be made for individual performance objectives unless we achieved at least the threshold adjusted consolidated cash flow level.

In the case of Mr. Tartavull, his individual performance objectives for fiscal 2013 included completing and launching an internal communication plan and effectively communicating strategic plan and vision to management and employees; providing balanced and constructive feedback about performance to direct reports; executing on comprehensive strategy to secure and stabilize customers; ensuring succession plans are in place for key leadership positions reporting to the Chief Executive Officer; and decreasing labor costs and the subcontractor to employee ratio.

In the case of Mr. Sabol, his individual performance objectives included closing all fiscal quarters on time with no issues and no restatements; overseeing corporate restructuring; providing monthly and quarterly financial information to the management team; and developing a strategy for and implementing asset liability management, enterprise resource planning, and project portfolio management.

In the case of Mr. Nayak, his individual performance objectives included defining and executing an 18- to 24-month roadmap for product and service offerings; implementing a strong Project Management Office structure and process; implementing consistent proposal management in all regions; launching and overseeing the Kenan program; staffing and training resources in Bulgaria and India; launching and overseeing the managed services program; and improving the downtime metric for top customers.

Payout Calculations

Actual payouts are determined after the end of the fiscal year based on the actual performance against each of the financial objectives and may range from 0% to a maximum of 200% of target level to ensure that the actual payment, if any, reflects both typical market practice as well as the degree to which each objective was achieved. For each corporate financial objective, no award is paid if achievement is below the threshold performance level for such corporate financial metric and payouts are interpolated on a straight-line basis for performance between the applicable performance levels (threshold, target and maximum).  A 200% payout is tied to achievement of a specified maximum performance level for corporate and individual performance.

Under the terms of the fiscal 2013 cash incentive awards, the achievement of our fiscal 2013 operating plan would result in 100% payout for each financial objective, reflecting the Compensation Committee’s intention that the awards payout for “on target” performance if we achieved on our operating plans for the fiscal year.

For fiscal 2013, no payouts were to be made against the corporate and individual performance objectives unless we achieved at least the threshold adjusted consolidated cash flow level.  The Compensation Committee believed that this would encourage our executives to improve our cash flow from business operations.

The relative weightings for each of the corporate financial objectives for fiscal 2013, together with the payout percentages at different levels of achievement (relative to target performance level), were as follows (dollars in thousands):

Objective	Weighting	0% Threshold	100% Target	200% Maximum
Consolidated Product Bookings and Maintenance Revenue	50%	$541,000	$573,000	$606,000
Adjusted Consolidated Cash Flow	40%	$(13,000)	$7,000	$27,000
Restructuring	10%	$34,840	$42,100	$49,500

Decisions and Analysis

On April 8, 2014, our Compensation Committee, in consultation with and based upon the recommendations of Mr. Tartavull (with respect to officers other than himself) and Cook, determined the amount of the annual cash incentive awards for fiscal 2013 for the Named Executive Officers.

With respect to the corporate financial objectives, the Compensation Committee determined that (i) consolidated product bookings and maintenance revenue reached $490.3 million, and thus the threshold was not reached; (ii) adjusted consolidated cash flow reached $(6.4 million), exceeding the threshold; and (iii) the restructuring objective reached $46.2 million, exceeding the target. As a result, the corporate financial objectives paid out at 28.88% of target for each of the Named Executive Officers, as reflected in the following table:

Objective	Weighting	Unweighted Objective Achievement	Payout Percentage
Consolidated Product Bookings and Maintenance Revenue	50%	0.00%	0.00%
Adjusted Consolidated Cash Flow	40%	33.00%	13.20%
Restructuring	10%	156.80%	15.68%

			28.88%

With respect to individual performance, after considering the recommendations of Mr. Tartavull with respect to the Named Executive Officers (other than himself), the Compensation Committee assessed each executive’s individual performance and determined that Messrs. Tartavull, Sabol and Nayak were entitled to 70%, 85%, and 80%, respectively. The corporate financial objective achievement for each Named Executive Officer was multiplied by ninety percent (90%) (relative weighting). The individual objective achievement for each Named Executive officer was multiplied by ten percent (10%) (relative weighting).  Based on its assessment, including a comprehensive review of all the facts and circumstances related to performance, the Compensation Committee determined the amount of the annual incentive compensation award for each of the Named Executive Officers as follows:

Named Executive Officer	Target Award Opportunity	Corporate Payout Percentage	Individual Payout Percentage	Final Payout Percentage	Final Award
Philippe Tartavull	$700,000	26.0%	7.0%	33.0%	$230,944
Thomas B. Sabol	$340,000	26.0%	8.5%	34.5%	$117,273
Gani Nayak	$340,000	26.0%	8.0%	34.0%	$115,573

Equity Incentive Awards

In June 2013, our Board approved annual stock option grants and RSU awards for shares of our common stock to the Named Executive Officers.  Our Board also approved special one-time grants of Performance RSU awards for shares of our common stock to the Named Executive Officers.  See the “Equity Incentive Awards” discussion in “Compensation Discussion and Analysis—Executive Compensation Objectives and Principles—Elements of Direct Compensation.”

Fiscal 2014 Compensation

For fiscal 2014, our Compensation Committee reviewed base salaries, target annual cash incentive award opportunities, and ongoing equity incentive award grant values and determined to maintain each component at levels consistent with fiscal 2013 for each of the Named Executive Officers. Further, for fiscal 2014, the Compensation Committee has determined to award no performance based equity awards of the kind granted in fiscal 2013.

Other Executive Compensation Matters

Health, Welfare and Other Employee Benefits

We maintain an array of benefit programs to meet the health care and welfare needs of our employees, including medical and prescription drug coverage, dental and vision programs, short-term disability insurance, long-term disability insurance and group life insurance, as well as customary vacation, paid holiday, leave of absence and other similar policies. The Named Executive Officers are eligible to participate in these programs on the same basis as our other salaried employees.  These generally available benefits do not directly factor into decisions regarding executive officers' total compensation packages.

In addition, we maintain a Section 401(k) tax-qualified retirement savings plan for our salaried U.S. employees. The Named Executive Officers are eligible to participate in this plan on the same basis as our other salaried employees. We match 50% of each employee-participant’s individual contributions to the plan, up to an annual maximum of $2,000 per participant.

Perquisites and other Personal Benefits

Our compensation program does not provide for perquisites or other personal benefits to senior executives, except that Messrs. Sabol and Nayak are eligible for relocation benefits of up to $80,000 pursuant to our relocation program that is generally made available to relocating employees.

Employment Agreements

We have entered into written employment agreements with each of the Named Executive Officers. These employment agreements contain the terms of employment of each executive, including base salary, annual cash incentive award opportunity, long-term equity incentive awards, perquisites, in-service benefits and post-employment benefits. These agreements provide each Named Executive Officer with job security for the term of the agreement or the pendency of his employment, as applicable, by specifying the reasons for which his employment may be terminated and providing him with certain severance payments and benefits under certain circumstances.

The employment agreements for the Named Executive Officers protect our interests during and following termination of employment by providing for payments and benefits only in the event of a termination of employment by us without cause or by the Named Executive Officer for good reason and by prohibiting the Named Executive Officer from engaging directly or indirectly in competition with us, from recruiting or soliciting any officer or employee, from diverting customers to a competitor or from disclosing our confidential information or business practices.

For a discussion of the employment agreements with the Named Executive Officers, see “—Employment Agreements and Arrangements with Named Executive Officers.”

Severance Payments and Benefits Following a Change in Control

We have provided for severance payments and benefits to the Named Executive Officers in connection with a termination of employment under certain circumstances following a change in control of our company. The purposes of doing so are to:

•	foster the retention of senior executives by providing a sufficient economic incentive for them to remain with the company through a change in control and in support of an acquirer;

•	promote the orderly succession of talent; and

•	encourage objectivity and independence among the senior leadership team with regard to considering various corporate transactions.

In addition, this protection also serves as an incentive for the Named Executive Officers to remain employed during the threat or negotiation of a change-in-control transaction, which preserves our value and the potential benefit to be received by our stockholders in the transaction.

Typically, these payments and benefits have been provided as part of a Named Executive Officer’s employment agreement. As discussed below, each senior executive is eligible for these payments and benefits.

Equity Award Grant Practices

On December 4, 2013, our Board adopted an updated equity award grant policy that includes the following requirements:

•
all grants of equity awards must be (i)  recommended for approval by our Board by the Compensation Committee and (ii) approved by our Board, which approval must include the affirmative vote of the majority of the independent directors;

•
annual grants will customarily be made on the tenth trading day after release of our financial results for the first fiscal quarter of the year, unless the Board makes an annual grant on a different date under circumstances deemed by the Board to be appropriate or necessary;

•
the date of grant of new hire equity awards will be the date approved by our Board, which approval will include the affirmative vote of the majority of the independent directors, and will usually be the tenth trading day after release of our financial results for the most recent fiscal quarter;

•	the exercise price of a stock option will be no less than the fair market value of shares of Comverse’s common stock on the date of grant; and

•	fair market value will be determined based on the closing price of shares of Comverse’s common stock on the date of grant.

This equity award grant policy also includes procedures relating to management’s recommendations regarding grants of equity awards to the Compensation Committee, communication of award grants to grantees, acceptance of equity awards by grantees, exercise of option awards and restrictions on trading securities during “blackout” periods. In addition, the policy provides for management’s responsibilities in the equity grant process.

Stock Ownership Policy

In December 2012, the Compensation Committee adopted a stock ownership policy for our executives to encourage them to build their ownership position in Comverse’s common stock over time by retaining the shares they acquire through our equity incentive plans. The guidelines are presented as stock values based upon a multiple of base salary providing that the Chief Executive Officer maintain equity ownership in our company with a value equal to three times his base salary and that each of the other executive officers maintain equity ownership in our company with a value equal to two times his base salary.

In recognition of the fact that each of the Named Executive Officers needs to build his ownership of Comverse’s equity securities to comply with these requirements, prior to achieving the desired ownership levels, each Named Executive Officer is required to hold at least 50% of the shares of Comverse’s common stock issued upon the exercise of vested stock options or the vesting and delivery of RSU awards, less any shares sold or withheld to satisfy any associated tax obligations or, in the case of an option exercise, payment of the exercise price. Upon achieving the desired ownership level, this restriction will lapse and each Named Executive Officer will be required to maintain his required ownership level.

The stock ownership of each Named Executive Officer is reviewed in December of each year for compliance (or progress towards compliance) with the relevant ownership level. For purposes of the policy, shares of Comverse’s common stock that count towards satisfaction of the requisite stock ownership levels include shares directly owned by an executive, shares subject to “in-the-money” stock options that are currently exercisable, and shares that were acquired through the vesting and delivery of RSU awards.

Shares subject to “out-of-the-money” stock options that are currently exercisable, shares underlying unvested RSU awards and shares that are otherwise subject to a risk of forfeiture do not count towards satisfaction of the requisite ownership levels.

The Named Executive Officers are in compliance with the provisions of our stock ownership policy.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (or the Code) imposes limitations on the deductibility for federal income tax purposes of remuneration in excess of $1 million paid to our Named Executive Officers (other than our Chief Financial Officer). Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee monitors the application of Section 162(m) and the associated Treasury regulations on an ongoing basis and is aware of the benefit of assuring that executive compensation qualifies for deductibility. The Compensation Committee’s policy is to qualify our executive compensation for deductibility under applicable tax laws to the extent practicable. The Compensation Committee also believes that it is in our company’s best interests to have the flexibility to pay compensation that is not deductible under the limitations of Section 162(m) when circumstances warrant. Generally, compensation income realized upon the exercise of stock options granted under our stock option plans will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. Compensation income realized by certain Named Executive Officers upon the vesting of time-based RSU awards will not be deductible to the extent the compensation income realized from such RSU awards, together with all other compensation not qualifying as “performance-based” under the Code, exceeds $1 million in the taxable year. After receipt of stockholder approval of a cash bonus plan complying with Section 162(m) in October 2012, our annual cash incentive award payments to certain Named Executive Officer are intended to be deductible to the extent such compensation, together with all other compensation not qualifying as “performance-based” under the Code, exceeds $1 million in the taxable year.

Taxation of “Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change-in-control of our company that exceeds certain prescribed limits, and that we (or a successor) may forfeit an income tax deduction on the amounts subject to this additional tax. We have not agreed and are not otherwise obligated to provide any Named Executive Officer with any tax “gross-up” or other payment or reimbursement in connection with such additional taxes.

Accounting for Stock-Based Compensation

We follow the FASB’s guidance, related to share-based payment awards, for our stock option grants and RSU awards. The FASB’s guidance requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSU awards, based on the grant date “fair value” of these share-based compensation awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though the recipients may never realize any value from their awards. The FASB’s guidance also requires companies to recognize the compensation cost of their stock-based compensation awards in their statement of operations over the vesting period of the award.

Compensation Committee Report

The Compensation and Leadership Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation and Leadership Committee has recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement and in the fiscal 2013 Annual Report on Form 10-K.

The Compensation and Leadership Committee
Susan D. Bowick, Chairperson
James Budge Matthew A. Drapkin
Mark C. Terrell

The information contained in the Compensation Committee Report shall not be deemed to be “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

Compensation and Risk

We review our compensation policies and practices to ensure that they do not encourage our employees to take, or reward our employees for taking, inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on our company. In April 2013, our Compensation Committee, with the assistance of Cook, reviewed our compensation policies and practices for employees, including the elements of executive compensation program and the various factors that have the effect of mitigating risk, to determine whether any portion of such compensation encourages excessive risk-taking. The following characteristics of our compensation programs work to reduce the possibility that our employees, including our executive officers, either individually or as a group, might take risks that are reasonably likely to have a material adverse effect on the company:

•	We base our compensation policies and practices on a well-defined and appropriate pay philosophy, peer group and market positioning for each employee group.

•
We attempt to structure employee compensation packages to reflect an effective balance between cash and equity-based compensation, and short-term and long-term performance focus, based on the nature of each employee groups’ responsibilities and market practices.

•	Performance objectives are set with a reasonable probability of achievement and tied to the annual operating budget and long-term strategic planning objectives approved by our Board.

•
Subject to regional differences, we attempt to structure our compensation policies and practices that are based on performance goals uniformly across the company, using quarterly or annual targets that are based on company performance or unit performance and/or sales commissions.

•	In the case of our executive compensation program:

o	We use multiple performance measures in the annual cash incentive award plan.

o	The annual cash incentive award plan is subject to annual maximum payouts.

o	The Compensation Committee has the discretion to reduce earned annual incentive compensation awards based on its evaluation of the quality of earnings, individual performance and other factors.

o
Equity-based incentives vest over a multi-year period to ensure that compensation realized by executives reflects changes in stockholder value over time and senior executives are subject to minimum stock ownership requirements that are based on a multiple of base salary.

o
The Compensation Committee has retained an external, independent executive compensation consultant that does no other work for our company to advise on market practices and the suitability of its compensation actions and decisions.

Executive Compensation Tables

Summary of Executive Compensation

The following table presents, for the fiscal years ended January 31, 2014 and 2013, summary information regarding the total compensation awarded to, earned by or paid to the Named Executive Officers.

Summary Compensation Table
Name and Principal Position	Year	Salary(1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) ($)	All Other Compensation (6) ($)	Total ($)
Philippe Tartavull,	2013	726,926	—	1,954,832	1,070,554	230,994	2,376	3,985,682
President and Chief Executive Officer	2012	471,156	—	835,965	1,664,039	290,630	82,000	3,343,790

Thomas B. Sabol,	2013	441,353	—	737,209	346,222	117,273	2,376	1,644,433
Senior Vice President, Chief Financial Officer	2012	210,869	—	270,000	534,000	96,838	2,000	1,113,707

Gani Nayak,	2013	353,095	—	590,382	174,716	115,573	2,376	1,236,142
Senior Vice President, Systems and Solutions	2012	62,772	150,000	135,222	152,190	43,179	327	543,690
________________

(1)
Messrs. Tartavull, Sabol and Navak began their employment with us on May 21, 2012, July 24, 2012, and November 14, 2012, respectively.  The base annual salary for Messrs. Tartavull, Sabol and Nayak was $700,000, $425,000, and $340,000, respectively.   The salary shown in this column for each Named Executive Officer reflects amounts paid during fiscal 2013 and 2012.

(2)
The payments to the Named Executive Officers under our annual cash incentive plan for fiscal 2013 and 2012 are reported in the Non-Equity Incentive Plan Compensation column.  The amount reported in the Bonus column for Mr. Nayak for 2012 represents the amount he received as a signing bonus.

(3)
The amounts reported in the Stock Awards column represent the grant date fair value of the time-based RSU and Performance RSU awards made to the Named Executive Officers during fiscal 2013 and fiscal 2012 in accordance with FASB ASC Topic 718, related to share-based payment awards. The Performance RSUs vest over a two-year period and may range from 0% to 100% based on the achievement of certain performance metrics.  See the “Equity Incentive Awards” discussion in “Compensation Discussion and Analysis—Executive Compensation Objectives and Principles—Elements of Direct Compensation.”  The Grants of Plan-Based Awards During 2013 table, Outstanding Equity Awards at Fiscal Year End and the Option Exercises and Stock Vested in 2013 tables include additional information with respect to all awards outstanding as of January 31, 2014. The amounts reported in this column reflect the compensation expense we expected to record in our financial statements over the vesting schedule of these stock-based awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the awards.

(4)
The amounts reported in the Option Awards column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FASB ASC Topic 718. The amounts reported in this column reflect the compensation expense we expect to record in our financial statements over the vesting schedule of these stock-based awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the awards.

(5)
The amounts reported in the Non-Equity Incentive Plan Compensation column represent the payments earned by the Named Executive Officers for fiscal 2013 and fiscal 2012 under our annual cash incentive plan (less any discretionary payments, which are reported in the Bonus column). The amounts for fiscal 2012 were paid in fiscal 2013, and the amounts for fiscal 2013 will be paid in fiscal 2014.

(6)
The amounts reported in the All Other Compensation column for each of the Named Executive Officers for 2013 included (i) 401(k) matches of $2,000 and (ii) insurance premiums in the amount of $376 paid by Comverse with respect to life insurance for their benefit.

Grants of Plan-Based Awards Table

The following table presents, for each of the Named Executive Officers, information concerning cash awards under our annual cash incentive plan for fiscal 2013 and grants of stock options and RSU awards made during fiscal 2013.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#)	Target (#)(2)	Maximum (#)	of Stock or Units (#) (3)	Underlying Options (#) (4)	Option Awards ($/Sh.)	Option Awards ($) (5)
Philippe Tartavull	—	0	700,000	1,400,000
Annual Time-Vested RSUs	6/21/13							42,130			1,221,770
Special Performance-Based RSUs	6/21/13					25,278					733,062
Annual Stock Options	6/21/13								122,070	29.00	1,070,554

Thomas B. Sabol	—	0	340,000	680,000
Annual Time-Vested RSUs	6/21/13							13,625			395,125
Special Performance-Based RSUs	6/21/13					11,796					342,084
Annual Stock Options	6/21/13								39,478	29.00	346,222
Gani Nayak	—	0	340,000	680,000
Annual Time-Vested RSUs	6/21/13							6,876			199,404
Special Performance-Based RSUs	6/21/13					13,482					390,978
Annual Stock Options	6/21/13								19,922	29.00	174,716

___________________

(1)
The amounts reported in these columns reflect the threshold, target and maximum annual cash incentive award opportunities for each of the Named Executive Officers. Award payouts are expected to be made in May 2014 based on the Compensation Committee’s determinations as discussed in “—Compensation Discussion and Analysis.” The actual cash incentive award payouts for fiscal 2013 for each of the Named Executive Officers are reported in the Non-Equity Incentive Plan Compensation column of “—Summary Compensation Table.”

(2)
The Performance RSU awards made during fiscal 2013 under the Comverse, Inc. 2012 Stock Incentive Compensation Plan vest over a two-year period and may range from 0% to 100% based on the achievement of certain performance metrics. The Performance RSUs are subject to the performance metrics and have the vesting terms set forth in footnotes (3) and (4) to the Outstanding Equity Awards at Fiscal Year-End Table set forth under “—Outstanding Equity Awards at Fiscal Year-End Table.” See the “Equity Incentive Awards” discussion in “Compensation Discussion and Analysis—Executive Compensation Objectives and Principles—Elements of Direct Compensation.”

(3)
The stock awards reported in this column consist of time-based RSU awards made during fiscal 2013 under the Comverse, Inc. 2012 Stock Incentive Compensation Plan.  The time-based RSUs in this column have the vesting terms set forth in footnotes (2) and (4) to the Outstanding Equity Awards at Fiscal Year-End Table set forth under “—Outstanding Equity Awards at Fiscal Year-End Table.”

(4)
The stock awards reported in this column consist of non-qualified stock option grants made during fiscal 2013 under the Comverse, Inc. 2012 Stock Incentive Compensation Plan.  The stock option grants in this column have the vesting terms set forth in footnotes (1) and (4) to the Outstanding Equity Awards at Fiscal Year-End Table set forth under “—Outstanding Equity Awards at Fiscal Year-End Table.”

(5)
The amounts reported in this column represent the grant date fair value of the equity awards granted to the Named Executive Officers during fiscal 2013 computed in accordance with FASB ASC Topic 718 related to share based payment awards.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of the Named Executive Officers, information regarding outstanding stock options and RSU awards held as of January 31, 2014. The market value of the shares of our common stock reflected in the table is based upon the closing market price of our common stock on January 31, 2014, the last trading day of the fiscal year, as quoted on the NASDAQ Global Market, which was $36.04 per share.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (4)		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (4)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)		Equity Plan Incentive Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Philippe Tartavull	59,573	119,146	(a)	27.98	5/21/22
		122,070	(b)	29.00	6/21/23
						19,857	(2)(g)	715,646
						42,130	(2)(h)	1,518,365
						8,848	(3)	318,882	8,847	(3)	318,846
Thomas B. Sabol	22,662	45,322	(c)	23.78	7/24/22
		39,478	(d)	29.00	6/21/23
						7,553	(2)(i)	272,210
						13,625	(2)(j)	491,045
						4,129	(3)	148,809	4,128	(3)	148,773
Gani Nayak	4,616	9,232	(e)	28.23	12/5/22
		19,922	(f)	29.00	6/21/23
						3,193	(2)(k)	115,076
						6,876	(2)(l)	247,811
						4,719	(3)	170,073	4,718	(3)	170,037

____________________

(1)	The stock options held by the Named Executive Officers as of January 31, 2014 that were scheduled to vest are as follows:

a)	Scheduled to vest in two equal installments on each of May 21, 2014 and 2015.

b)	Scheduled to vest in three equal installments on each of June 21, 2014, 2015 and 2016.

c)	Scheduled to vest in two equal installments on each of July 24, 2014 and 2015.

d)	Scheduled to vest in three installments of 13,160 shares on June 21, 2014 and 13,159 shares on each of June 21, 2015 and 2016.

e)	Scheduled to vest in two equal installments on each of December 5, 2014 and 2015.

f)	Scheduled to vest in three installments of 6,641 shares on each of June 21, 2014 and 2015 and 6,640 shares on June 21, 2016.

(2)	The time-based RSU awards held by the Named Executive Officers as of January 31, 2014 that were scheduled to vest are as follows:

g)	Scheduled to vest in two installments of 9,929 shares on May 21, 2014 and 9,928 shares on May 21, 2015.

h)	Scheduled to vest in three installments of 14,044 shares on June 21, 2014 and 14,043 shares on each of June 21, 2015 and 2016.

i)	Scheduled to vest in two installments of 3,777 shares on July 24, 2014 and 3,776 shares on July 24, 2015.

j)	Scheduled to vest in three installments of 4,542 shares on each of June 21, 2014 and 2015 and 4,541 shares on June 21, 2016.

k)	Scheduled to vest in two installments of 1,597 shares on December 5, 2014 and 1,596 shares on December 5, 2015.

l)	Scheduled to vest in three equal installments on each of June 21, 2014, 2015 and 2016.

(3)
The Performance RSUs vest over a two-year period and may range from 0% to 100% based on the achievement of certain performance metrics.  As of January 31, 2014, 35% of the target Performance RSUs have been earned and are now subject to service-based vesting, 35% of the Performance RSUs remain unearned as the performance period ends on May 31, 2014, and 30% have been forfeited because the performance metric was not achieved.  See the “Equity Incentive Awards” discussion in “Compensation Discussion and Analysis—Executive Compensation Objectives and Principles—Elements of Direct Compensation.”

(4)	The options and time-based RSUs held by the Named Executive Officers as of January 31, 2014 also provide for accelerated automatic vesting in full under the following circumstances:

●	In the event of a change in control, to the extent that the continuing entity fails to assume or replace the equity award with a new award of equivalent value and substantially equivalent terms.

●
If the Named Executive Officer’s employment is terminated by us without cause, any portion of the equity award that would have vested during the one (1) year period following the Named Executive Officer’s termination date (had he continued to be employed by us during such period) will immediately vest.

●	If the Named Executive Officer resigns for good reason.

●
If the Named Executive Officer’s employment is terminated by us without cause or by the executive for good reason either in contemplation of a change in control or within 24 months following a change in control.

●	Upon a Named Executive Officer’s death or disability.

The Performance RSUs held by the Named Executive Officers as of January 31, 2014 also provide for the following vesting terms:

●
In the event of a change in control, to the extent that the continuing entity fails to assume or replace the equity award with a new award of equivalent value and substantially equivalent terms, the Performance RSUs shall become vested on the date of the change in control based upon the performance metrics actually achieved as of such change in control, or if achievement of any performance metric cannot be determined as of such change in control, as though such performance metric had been achieved.

●
In the event of a change in control, to the extent that the continuing entity assumes or replaces the Performance RSUs with a new award of equivalent value and substantially equivalent terms based upon the performance metrics actually achieved as of such change in control, or if achievement of any performance metric cannot be determined as of such change in control, as though such performance metric had been achieved, the vesting schedule of the assumed or replaced RSUs will become solely time-based.

●
If the Named Executive Officer’s employment is terminated by us without cause or by the executive for good reason before the Performance RSUs have vested in full following a change in control, the Performance RSUs will immediately vest.

●
Upon a Named Executive Officer’s death or disability, the Performance RSUs will become time-based and vest on each vesting date on a pro rata basis based upon the number of full months served following the grant date, as of such death or disability, for each of the performance metrics.

Option Exercises and Stock Vested Table

The following table presents, for each of the Named Executive Officers, the number of shares of our common stock acquired upon the vesting of RSU awards during the fiscal year ended January 31, 2014, and the value realized upon the vesting of such awards. For purposes of the table, the value realized is based upon the closing market price of our common stock on the vesting date.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)
Philippe Tartavull	9,929	293,700
Thomas B. Sabol	3,777	118,711
Gani Nayak	1,597	58,115

___________________

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for the Named Executive Officers during fiscal 2013.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for the Named Executive Officers during fiscal 2013.

Employment Agreements and Arrangements with Named Executive Officers

Messrs. Tartavull, Sabol and Nayak have entered into written employment agreements with us.  These agreements contain the terms of their employment, including base salary, annual cash incentive award opportunity, long-term equity incentive awards, perquisites, in-service benefits and post-employment benefits, and provide job security by specifying the reasons for which their employment may be terminated and providing them with certain severance payments and benefits under certain circumstances.

These employment agreements protect our interests in the event of a termination of employment by stipulating the rights and responsibilities of the parties and prohibiting these individuals from engaging in certain specific harmful activities, including engaging directly or indirectly in competitive activities, from recruiting or soliciting any officer or employee, from diverting customers to a competitor or from disclosing confidential information or business practices.

The following narrative summarizes the material terms and conditions of these employment agreements. Each of these agreements includes provisions relating to specific payments and benefits in the event of the Named Executive Officer’s termination of employment under specified circumstances, including following a change in control of our company.

Philippe Tartavull

We entered into an employment agreement with Mr. Tartavull pursuant to which Mr. Tartavull serves as our Chief Executive Officer as of May 21, 2012 and continuing for a term of three years. Pursuant to the terms of his employment agreement, Mr. Tartavull receives an annual base salary of $700,000, subject to increase at the discretion of the Compensation Committee, and is eligible to receive an annual performance-based cash bonus in a target amount equal to 100% of his base salary and a maximum of 200% of his base salary.

Upon commencing employment, Mr. Tartavull received (i) an RSU award in respect of 131,441 shares of CTI’s common stock, with a vesting schedule of three equal annual installments commencing May 21, 2013, and (ii) stock options to purchase 788,644 shares of CTI’s common stock at $6.34, the price of such common stock at the close of business on May 21, 2012, with a vesting schedule of three equal annual installments commencing May 21, 2013 and will expire on May 21, 2022, subject to his continuing employment on each vesting date.  On November 1, 2012, in connection with the Share Distribution, these awards were converted into: (i) an RSU award in respect of 29,786 shares of our common stock and (ii) stock options to purchase 178,719 shares of our common stock at $27.98, in each case with the same vesting terms as the original equity grants from CTI.

During the term of employment, Mr. Tartavull is also eligible to receive subsequent equity awards consistent with those provided to other senior executives. Mr. Tartavull is also eligible to participate in any benefit plans, including medical, disability and life insurance, offered by us on the same basis as those generally made available to other senior executives.

Mr. Tartavull is also entitled to be reimbursed for reasonable business expenses and for reasonable legal fees and expenses up to $25,000 incurred in connection with the negotiation and execution of his employment agreement.  Mr. Tartavull is subject to ongoing covenants not to disparage us or disclose our confidential information and to assign to us all intellectual property created during employment.  During his employment and for one year thereafter, he is required not to compete with us or solicit our employees, consultants, customers or clients.

Thomas B. Sabol

We entered into an employment agreement with Mr. Sabol pursuant to which Mr. Sabol joined us to serve as our Chief Financial Officer commencing on July 24, 2012 and continuing for a term of three years. Pursuant to the terms of his employment agreement, Mr. Sabol receives an annual base salary of $425,000, subject to increase at the discretion of the Compensation Committee, and is eligible to receive an annual performance-based cash bonus in a target amount equal to 80% of his base salary and a maximum of 160% of his base salary.

Upon commencing employment, Mr. Sabol received (i) an RSU in respect of 50,000 shares of CTI’s common stock, with a vesting schedule of three equal annual installments commencing July 24, 2013, and (ii) stock options to purchase 300,000 shares of CTI common stock at $5.40, the price of such common stock at the close of business on the date of commencement of Mr. Sabol’s employment, with a vesting schedule of three equal annual installments commencing July 24, 2013 and will expire on July 24, 2022, subject to his continuing employment on each vesting date.  On November 1, 2012, in connection with the Share Distribution, these awards were converted into: (i) an RSU award in respect of 11,330 shares of our common stock and (ii) stock options to purchase 67,984 shares of our common stock at $23.78, in each case with the same vesting terms as the original equity grants from CTI.

During the term of employment, Mr. Sabol is also eligible to receive subsequent equity awards consistent with those provided to other senior executives. Mr. Sabol is also eligible to participate in any benefit plans, including medical, disability and life insurance, offered by us on the same basis as those generally made available to other senior executives.

Mr. Sabol is subject to ongoing covenants not to disparage us or disclose our confidential information and to assign us all intellectual property created during employment. During employment and for one year thereafter, he is required not to compete with us or solicit our employees, consultants, customers or clients.

Gani Nayak

We entered into an employment agreement with Mr. Nayak pursuant to which Mr. Nayak joined us to serve as our Senior Vice President, Systems and Solutions commencing on November 14, 2012 and continuing for a term of three years. Pursuant to the terms of his employment agreement, Mr. Nayak receives an annual base salary of $340,000, subject to increase at the discretion of the Compensation Committee, and is eligible to receive an annual performance-based cash bonus in a target amount equal to 100% of his base salary and a maximum of 200% of his base salary.  Mr. Nayak also received a cash signing bonus in the amount of $150,000.

Upon commencing employment, Mr. Nayak received (i) an RSU in respect of 4,790 shares of our common stock, with a vesting schedule of three equal annual installments commencing December 5, 2013, and (ii) stock options to purchase 13,848 shares of our common stock at $28.23, the price of such common stock at the close of business on the date of commencement of Mr. Nayak’s employment, with a vesting schedule of three equal annual installments commencing December 5, 2013 and will expire on December 5, 2022, subject to his continuing employment on each vesting date.

During the term of employment, Mr. Nayak is also eligible to receive subsequent equity awards consistent with those provided to other senior executives. Mr. Nayak is also eligible to participate in any benefit plans, including medical, disability and life insurance, offered by us on the same basis as those generally made available to other senior executives.

Mr. Nayak is subject to ongoing covenants not to disparage us or disclose our confidential information and to assign us all intellectual property created during employment. During employment and for one year thereafter, he is required not to compete with us or solicit our employees, consultants, customers or clients.

Potential Payments upon Termination or upon Change in Control

Each of the Named Executive Officers is eligible to receive certain severance payments and benefits in connection with his termination of employment under various circumstances, including following a change in control of Comverse. For a summary of the material terms and conditions of the employment agreements that govern the disposition of these payments and benefits for our Named Executive Officers, see “—Employment Agreements and Arrangements with Named Executive Officers.”

The estimated potential severance payments and benefits payable to each Named Executive Officer in the event of termination of his employment as of January 31, 2014 pursuant to his individual employment agreement are described below.

The actual amounts that would be paid or distributed to the Named Executive Officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the Named Executive Officer’s base salary and the market price of our common stock. In addition, although we have entered into individual employment agreements providing severance payments and benefits to the Named Executive Officers in connection with a termination of employment under particular circumstances, we may mutually agree with the Named Executive Officers on severance terms that vary from those provided in the pre-existing agreements. Finally, in addition to the amounts presented below, each Named Executive Officer would also receive any shares of our common stock covered by RSUs that vested on or before his termination date and would be able to exercise any vested stock options that he held as of his termination date.

For more information about the Named Executive Officers outstanding equity awards as of January 31, 2014, see “—Outstanding Equity Awards At Fiscal Year-End Table.”

In addition to the severance payments and benefits described in the Named Executive Officers’ individual employment agreements, these executives are eligible to receive any benefits accrued under broad-based benefit plans, such as disability benefits and accrued vacation pay, in accordance with those plans and policies.

Each of the Named Executive Officers is subject to compliance with certain restrictive covenants set forth in his individual employment agreement that continue following his termination of employment. Generally, these covenants prohibit the Named Executive Officers from disclosing proprietary or confidential information, developing certain intellectual property rights following termination of their employment and from competing with us for a certain period after termination of their employment. Each of the Named Executive Officers is prohibited for one year after termination of his employment from soliciting any of our employees to leave employment or any of our customers or suppliers to do business with any of our competitors.

Under their employment agreements, the Named Executive Officers are eligible to receive certain severance payments and benefits in the event their employment is terminated under various circumstances, including following a change in control of our company, as follows:

Termination upon Death or Disability

In the event of termination of employment due to death or disability, each of Messrs. Tartavull, Sabol and Nayak will be entitled to receive his earned but unpaid base salary, earned but unpaid annual incentive award, treatment of any annual equity awards in accordance with the standard policy applicable to our other senior executive officers, and additional benefits, if any, as may be provided under our applicable plans, programs and arrangements.  He will also receive immediate vesting of all of his outstanding time-based RSU awards and stock options that were granted by us when his employment began, or converted by us as of the Share Distribution, as applicable, and his Performance RSUs will become time-based and vest on each vesting date on a pro rata basis based upon the number of full months served following the grant date, as of such death or disability, for each of the performance metrics.

Termination for Cause or without Good Reason

In the event of a termination of employment by us for “cause” or by either Mr. Tartavull, Sabol or Nayak for other than “good reason” (each as defined in his employment agreement), he will be entitled to receive his earned but unpaid base salary, earned but unpaid annual incentive award, treatment of any annual equity awards in accordance with the standard policy applicable to our other senior executive officers, and additional benefits, if any, as may be provided under our applicable plans, programs and arrangements.  All of his unvested RSU awards and stock options shall be immediately forfeited as of the termination date.

Termination without Cause or for Good Reason

In the event of a termination of employment by us without “cause” or by Mr. Tartavull for “good reason,” subject to his execution of a release of claims against us, he will be entitled to receive any accrued but unpaid base salary, a lump sum severance payment equal to two times his annual base salary then in effect, any earned but not yet paid cash bonus for a fiscal year ending prior to the date of termination, a pro-rata cash bonus for the fiscal year in which the termination occurs based on actual performance, and a lump sum payment equal to 24 months of the COBRA continuation coverage premium as if he were still an active employee. In addition, if Mr. Tartavull’s employment is terminated by us without cause, he will be entitled to immediate vesting of any portion of the equity awards converted in connection with the Share Distribution that would have vested during the one year period following termination had he continued to be employed, or, if Mr. Tartavull resigns for good reason, he will be entitled to immediate vesting in full of such equity awards.  He will also be entitled to the prorated vesting of any other time-based RSUs or stock options, to the date of termination without cause or resignation for good reason.  In addition, he will be entitled to be reimbursed for reasonable business expenses.

In the event of a termination of employment by us without “cause” or by either Mr. Sabol or Mr. Nayak for “good reason,” subject to his execution of a release of claims against us, he will be entitled to receive any accrued but unpaid base salary, a lump sum severance payment equal to 150% of his annual base salary then in effect, any earned but not yet paid cash bonus for a fiscal year ending prior to the date of termination, a pro-rata cash bonus for the fiscal year in which the termination occurs based on actual performance, and a lump sum payment equal to 18 months of the COBRA continuation coverage premium as if he were still an active employee. In addition, if Mr. Sabol’s or Mr. Nayak’s employment is terminated by us without cause, he will be entitled to immediate vesting of any portion of the equity awards granted by us when his employment began or converted in connection with the Share Distribution, as applicable, that would have vested during the one year period following termination had he continued to be employed, or, if Mr. Sabol or Mr. Nayak resigns for good reason, he will be entitled to immediate vesting in full of such equity awards.  He will also be entitled to the prorated vesting of any other time-based RSUs or stock options, to the date of termination without cause or resignation for good reason.  In addition, he will be entitled to be reimbursed for reasonable business expenses.

Termination in Connection with or following a Change in Control of Our Company

In the event that any Named Executive Officer’s employment is terminated without cause either prior to, but in contemplation of, a “change of control” (as defined in the employment agreement), or within 24 months following a change of control, his severance payment amount will be increased to 150% of the sum of his annual base salary and target cash bonus and his time-based RSUs and stock options will vest in full.  In the event that a Named Executive Officer is terminated without cause or resigns for good reason before his Performance RSUs have vested in full following a change in control, the Performance RSUs that were assumed or replaced and became time-based will immediately vest.

Potential Payments and Benefits
Upon Termination of Employment
or Change in Control of Our Company

The following table sets forth the potential (estimated) payments and benefits to which each Named Executive Officer would have been entitled assuming termination of his employment or a change in control of our company as of January 31, 2014, as specified under his employment agreement.

Triggering Event (1)	Philippe Tartavull (3)	Thomas B. Sabol (4)	Gani Nayak (5)
Termination upon Death or Disability
Annual Incentive Award (2)	$—	$—	$—
Accelerated Vesting of Equity Awards	$4,239,701	$1,683,625	$674,442
Severance Payment	$—	$—	$—
Health Benefit Payments	$—	$—	$—
TOTAL	$4,239,701	$1,683,625	$674,442
Termination without Cause
Annual Incentive Award (2)	$700,000	$340,000	$340,000
Accelerated Vesting of Equity Awards	$1,300,337	$563,469	$169,063
Severance Payment	$1,400,000	$637,500	$510,000
Health Benefit Payments	$37,945	$28,459	$15,437
TOTAL	$3,438,282	$1,569,428	$1,034,500
Termination for Good Reason
Annual Incentive Award (2)	$700,000	$340,000	$340,000
Accelerated Vesting of Equity Awards	$2,138,301	$977,380	$262,634
Severance Payment	$1,400,000	$637,500	$510,000
Health Benefit Payments	$37,945	$28,459	$15,437
TOTAL	$4,276,246	$1,983,339	$1,128,071
Termination in Connection with a Change in Control
Annual Incentive Award (2)	$700,000	$340,000	$340,000
Accelerated Vesting of Equity Awards	$4,691,414	$1,894,417	$915,363
Severance Payment	$2,100,000	$1,147,500	$1,020,000
Health Benefit Payments	$37,945	$28,459	$15,437
TOTAL	$7,529,359	$3,410,376	$2,290,800
_______________________

(1)
Assumes the date of termination of employment was January 31, 2014 and that the market price of our common stock on January 31, 2014 (the last trading day of the fiscal year) was $36.04 per share (the closing market price of our common stock as quoted on the NASDAQ Global Market).

(2)
For purposes of these estimates, the pro rata portion of the actual annual cash incentive award payable assumes on-target achievement of the performance goals established for the Named Executive Officer for fiscal 2013 and payment of 100% of the target annual cash incentive award opportunity to each Named Executive Officer.

(3)
For the purpose of these estimates, Mr. Tartavull’s compensation is as follows: current base salary equal to $700,000, a targeted annual cash incentive award opportunity equal to $700,000, outstanding unvested time-based RSU awards covering 61,987 shares of common stock, outstanding unvested performance-based RSU awards covering 17,695 shares of common stock (representing an earnout of 70% of the target share opportunity, based on expected achievement of metrics), outstanding unvested stock options covering 119,146 shares of common stock having an exercise price of $27.98, and outstanding unvested stock options covering 122,070 shares of common stock having an exercise price of $29.00.

(4)
For the purposes of these estimates, Mr. Sabol’s compensation is as follows: current base salary equal to $425,000, a targeted annual cash incentive award opportunity equal to $340,000, outstanding unvested time-based RSU awards covering 21,178 shares of common stock, outstanding unvested performance-based RSU awards covering 8,257 shares of common stock (representing an earnout of 70% of the target share opportunity, based on expected achievement of metrics), outstanding unvested stock options covering 45,322 shares of common stock having an exercise price of $23.78, and outstanding unvested stock options covering 39,478 shares of common stock having an exercise price of $29.00.

(5)
For the purposes of these estimates, Mr. Nayak’s compensation is as follows: current base salary equal to $340,000, a targeted annual cash incentive award opportunity equal to $340,000, outstanding unvested time-based RSU awards covering 10,069 shares of common stock, outstanding unvested performance-based RSU awards covering 9,437 shares of common stock (representing an earnout of 70% of the target share opportunity, based on expected achievement of metrics), outstanding unvested stock options covering 9,232 shares of common stock having an exercise price of $28.23, and outstanding unvested stock options covering 19,922 shares of common stock having an exercise price of $29.00.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreement with Becker Drapkin

On March 12, 2014, we entered into an agreement (or the Agreement) with Mr. Drapkin, Becker Drapkin Management, L.P., and certain of their affiliates (or, collectively, the BD Group).

Under the terms of the Agreement, we agreed (a) on the date of the Agreement to (i) increase the size of the Board from seven to eight total directors; (ii) appoint Mr. Drapkin as a member of the Board; and (iii) appoint Mr. Drapkin as a member of the Compensation and Leadership Committee of the Board; (b) to nominate Mr. Drapkin for election or re-election to the Board at our 2014 and 2015 annual shareholders’ meetings, subject to the nonoccurrence of certain events described in the Agreement; and (c) for so long as Mr. Drapkin is a member of the Board, (i) that Mr. Drapkin shall be a member of the Compensation and Leadership Committee and (ii) to consider Mr. Drapkin, in good faith based on Mr. Drapkin’s relevant experience, for membership on any committee of the Board constituted to evaluate strategic opportunities or transactions.

If Mr. Drapkin is unable or unwilling to serve as a director, the BD Group and the Board (excluding Mr. Drapkin) shall agree on a replacement.

The Agreement also provides that the BD Group shall have certain obligations until the later of immediately following our 2016 shareholders’ meeting and 30 days after Mr. Drapkin ceases to be a member of the Board, or such earlier date, if any, on which Comverse materially breaches certain provisions of the Agreement and such breach has not been cured within ten business days following written notice, provided the breach is curable (referred to as the Standstill Period).

During the Standstill Period, the BD Group has agreed to (a) cause all shares of our common stock beneficially owned by the BD Group to be present for quorum purposes at all shareholders’ meetings and to be voted in favor of all directors nominated by the Board for election and against the removal of any directors whose removal is not recommended by the Board, unless and until the Board does not recommend Mr. Drapkin for re-election at the our 2016 annual shareholders’ meeting; and (b) refrain from taking certain actions, including, subject to certain exceptions, to not (i) acquire beneficial ownership of more than 14.9% of our common stock; (ii) engage in activities to control or influence our governance or policies, including by submitting shareholder proposals, nominating candidates for election to the Board or opposing candidates nominated by the Board, attempting to call special meetings of our shareholders or soliciting proxies with respect to our voting securities; (iii) participate in any “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to our common stock; (iv) be involved with certain business combination or extraordinary transactions; (v) make certain unpermitted dispositions of Comverse’s common stock; (vi) be involved with any litigation, arbitration or other proceeding against or involving us or our directors or officers while Mr. Drapkin is a director; or (vii) engage in any short sale or derivatives transaction that derives any significant part of its value from a decline in the market price or value of our securities. Mr. Drapkin has also agreed not to serve on the board of directors of a competitor of ours while serving as our director.  Notwithstanding the above, if the Board does not recommend Mr. Drapkin for re-election at the 2016 annual shareholders’ meeting, the BD Group may nominate candidates for election to the Board and make public statements and solicit proxies in support of any such candidate’s nomination for election at the 2016 annual shareholders’ meeting.

In addition, the Agreement provides that Mr. Drapkin irrevocably tender his resignation as director effective as of the date that (a) the BD Group does not have beneficial ownership of (i) 5% or more of our outstanding common stock, disregarding issuances by us of equity securities and/or issuances primarily for cash consideration or the purpose of providing compensation to our executive officers, directors, employees or consultants, or (ii) after including such issuances, 3% or more of our outstanding common stock; or (b) the BD Group materially breaches certain provisions of the Agreement and such breach has not been cured within ten business days following written notice, provided such breach is curable.

Indemnification Agreements

We have entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Review and Approval of Related Party Transactions

Recognizing that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception or appearance thereof), each of the Corporate Governance & Nominating Committee and the Audit Committee recommended, and, on October 30, 2012, the Board of Directors adopted, a Related Party Transactions Policy to provide guidance in identifying, reviewing and, where appropriate, approving or ratifying a related party transaction.

For purposes of the policy, a “related party” is any person or entity who is, or at any time since the beginning of Comverse’s last fiscal year was:

●	a Comverse director or executive officer or director nominee;

●	any stockholder who is known to Comverse to beneficially own more than 5% of Comverse’s total outstanding common stock;

●	an immediate family member of the foregoing; or

●
any entity that is owned or controlled by any of the foregoing or with respect to which any of the foregoing serves as an officer or general partner or an entity in which any of the foregoing has a substantial ownership interest.

For purposes of the policy, a “related party transaction” is any transaction or series of similar or related transactions (including any amendment to a previously approved related party transaction) in which Comverse or any of its subsidiaries is a participant (other than transactions by and among Comverse and its direct and indirect wholly-owned subsidiaries), in which the aggregate amount involved exceeds or is reasonably expected to exceed $120,000 and any related party has or will have a direct or indirect material interest (including, but not limited to, ownership interests, investments or positions of interest), as determined by the Board of Directors.

The Board of Directors has determined that the Audit Committee, in conjunction with Comverse’s legal staff, is best situated to review and, when appropriate, approve and ratify related party transactions. The Audit Committee is comprised of Messrs. Budge, Inbar, Montefiore and Terrell, all of whom were determined by the Board of Directors to be independent. In approving or ratifying a related party transaction, the Audit Committee must determine, based on the facts and circumstances, whether such related party transaction is:

●	consistent with the best interests of Comverse;

●	fair and reasonable to Comverse (without requiring the Audit Committee to obtain a fairness opinion or other third party support or advice);

●	would not impair or jeopardize the independence of an outside director; and

●	would not present an improper conflict of interest for any director or executive officer of Comverse after taking into account the factors set forth below.

The Audit Committee takes into consideration all facts and circumstances when making a determination whether to approve or ratify a related party transaction, as applicable, including the following factors:

●	the related party’s relationship to Comverse and interest in the related party transaction;

●	the material facts of the related party transaction, including the proposed aggregate value, purpose and proposed benefits to Comverse;

●	the materiality of the related party transaction to the related party and Comverse;

●	whether the related party transaction is on terms no less favorable to Comverse than terms that could have been reached with an unrelated third party;

●	whether the related party transaction is in the ordinary course of Comverse’s business;

●	whether the related party transaction would violate any provision of the Code of Conduct;

●	the effect of the related party transaction on Comverse’s business and operations, including Comverse’s internal control over financial reporting and system of disclosure controls and procedures;

●	whether the related party transaction was initiated by Comverse or the related party; and

●	any other information regarding the related party transaction or the related party that would be material to investors in light of the circumstances of the particular related party transaction.

Transactions with Related Parties

Other than compensation agreements and other arrangements described under the sections of this Proxy Statement entitled “Executive Compensation” and “Compensation of Directors” and the agreement with the BD Group, since February 1, 2013, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a participant:

●	in which the amount involved exceeded or will exceed $120,000; and

●	in which any director, nominee, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the directors and executive officers of Comverse and persons who own more than 10 percent of a registered class of Comverse’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Comverse common stock and other equity securities. Directors, officers and beneficial owners of more than 10 percent of Comverse’s common stock are required by SEC regulation to furnish Comverse with copies of all Section 16(a) forms they file. To Comverse’s knowledge, based solely on a review of the copies of such reports furnished to Comverse and representations that no other reports were required, all Section 16(a) filing requirements were satisfied for the fiscal year ended January 31, 2014, except that one Form 4 filing for Mr. Rathje was filed late.

STOCKHOLDER PROPOSALS FOR INCLUSION IN 2015 PROXY STATEMENT

Under Rule 14a-8 promulgated under the Exchange Act, certain stockholder proposals may be eligible for inclusion in our proxy statement and form of proxy in connection with our annual meeting of stockholders.  If a stockholder intends to present any proposal for inclusion in the proxy statement in accordance with Rule 14a-8 for consideration at our annual meeting of stockholders to be held in 2015, such proposal must be received at our principal executive offices no later than January 12, 2015.  Any such proposal must also comply with applicable state law and the requirements of the rules and regulations promulgated by the SEC relating to stockholder proposals. Such proposals must be delivered to our Corporate Secretary at our principal executive offices at 200 Quannapowitt Parkway, Wakefield, MA 01880. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.

Also, under our Bylaws, for any director nominations or other proposals intended to be presented at the 2015 annual meeting of stockholders, we must receive proposals from stockholders at our principal executive offices no earlier than February 26, 2015 but no later than March 28, 2015.  Such notice must be delivered to our Corporate Secretary at our principal executive offices at 200 Quannapowitt Parkway, Wakefield, MA 01880 and must comply with the requirements set forth in Article I, Section 1 of our Bylaws. Notice of any business to be brought before the 2015 annual meeting not received in accordance with the above standards may not be presented at the 2015 annual meeting of stockholders.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders may contact the Board electronically by sending an email to: boardofdirectors@comverse.com. Alternatively, stockholders can contact the Board by writing to: Board of Directors, Comverse, Inc., 200 Quannapowitt Parkway, Wakefield, MA 01880.  Communications received electronically or in writing are forwarded to the Chairman of the Board or other members of the Board as appropriate depending on the facts and circumstances outlined in the communication.

STOCKHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding.” Under this procedure, we are delivering only one copy of the Notice of Internet Availability of Proxy Materials to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder.

We will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy was delivered. To receive a separate copy of Notice of Internet Availability of Proxy Materials, please submit your request to Broadridge Financial Solutions by calling 1-800-579-1639 or by following the instructions on your proxy card to request delivery of paper copies through the Internet or by e-mail, or in writing addressed to Comverse, Inc., 200 Quannapowitt Parkway, Wakefield, MA 01880, Attn: Investor Relations.

If you are a holder of record and would like to receive a separate copy of the Notice of Internet Availability of Proxy Materials in the future, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, tel. 800-542-1061. You will be removed from the householding program within 30 days of your request.

Any stockholders of record who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials who wish to receive only one copy of this Notice per household in the future should contact Broadridge Householding Department at the contact information listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares through a broker, bank or other nominee in “street name,” please contact such broker, bank or other nominee to request information about householding.

OTHER MATTERS

Our Board knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend.

We will pay the costs of soliciting proxies from stockholders. Comverse is soliciting proxies by mail, over the Internet and by telephone, and our directors, officers and employees may solicit proxies on behalf of Comverse without additional compensation.  We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $8,000, plus reimbursement of expenses. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution

2014 CORPORATE INFORMATION

BOARD OF DIRECTORS

Susan D. Bowick	Director, Earthlink, Inc.
James Budge	Chief Operating Officer and Chief Financial Officer of Genesys Telecommunications Laboratories, Inc.
Matthew A. Drapkin	Partner, Becker Drapkin Management
Doron Inbar	Venture Partner, Carmel Ventures
Neil Montefiore	Retired, Chief Executive Officer of StarHub Ltd.
Henry R. Nothhaft	Chairman of the Boards of Directors, Comverse, Inc. and SPTS Technologies
Philippe Tartavull	President and Chief Executive Officer, Comverse, Inc.
Mark C. Terrell	Retired Partner, KPMG

EXECUTIVE OFFICERS

Philippe Tartavull	President and Chief Executive Officer
Thomas B. Sabol	Senior Vice President, Chief Financial Officer
Roy S. Luria	Senior Vice President, General Counsel and Corporate Secretary
Shawn C. Rathje	Vice President, Chief Accounting Officer and Corporate Controller
Nassrin Tavakoli	Senior Vice President, Chief Technology Officer and R&D
Narasimha Nayak	Senior Vice President, Systems and Solutions

PERFORMANCE GRAPH

The graph depicted on the right shows a comparison from October 24, 2012 (the date our common stock commenced trading on the NASDAQ Global Market) through January 31, 2014 of the cumulative total return for our common stock, the Russell 3000 Index and the S&P Communications Equipment Index, assuming a hypothetical investment of $100 in our common stock and in each index on October 24, 2012 and the reinvestment of any dividends.  The performance shown is not necessarily indicative of future performance.

CORPORATE INFORMATION

Corporate Headquarters	Stock Listing	Form 10-K

200 Quannapowitt Parkway
Wakefield, Massachusetts 01880
Tel: (781) 246-9000

Visit the company’s website at: www.comverse.com

Investor Relations

For stockholder or investor related inquiries, contact:
Sheila Ennis
ICR for Comverse, Inc.
Tel: (415) 430-2073
Email: sheila.ennis@icr.com

Our common stock is traded on the NASDAQ Global Market under the symbol “CNSI.”

Transfer Agent

For questions regarding misplaced stock certificates, changes of address or the consolidation of accounts, please contact our transfer agent:
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, New York 11219
(800) 937-5449
(718)921-8124
www.amstock.com

Our Annual Report on Form 10-K for the fiscal year ended January 31, 2014, and all exhibits thereto, are available free of charge from the SEC website, www.sec.gov.  Copies of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules thereto, are available without charge upon request.  With the payment of an appropriate processing fee, we will also provide copies of the exhibits to our Annual Report on Form 10-K.  Please address all such requests to the Investor Relations department at our principal executive offices at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880.

COMVERSE, INC.
200 QUANNAPOWITT PARKWAY
WAKEFIELD, MASSACHUSETTS 01880

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to vote your proxy until 11:59 p.m., Eastern Time, on June 24, 2014. Please have your proxy card in hand when you access the website and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Comverse, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials and annual reports electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to vote your proxy up until 11:59 p.m., Eastern Time, on June 24, 2014. Please have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M75714-P46811 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMVERSE, INC.

The Board of Directors recommends you vote FOR all the listed nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Susan D. Bowick	☐	☐	☐
1b. James Budge	☐	☐	☐
1c. Matthew A. Drapkin	☐	☐	☐
1d. Doron Inbar	☐	☐	☐
1e. Neil Montefiore	☐	☐	☐
1f. Henry R. Nothhaft	☐	☐	☐
1g. Philippe Tartavull	☐	☐	☐
1h. Mark C. Terrell	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2:	**For**	**Against**	**Abstain**
2. To ratify the appointment of PricewaterhouseCoopers LLP to serve as Comverse, Inc.'s independent registered public accounting firm for the fiscal year ending January 31, 2015.	☐	☐	☐

For address change and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M75715-P46811

2014 ANNUAL MEETING OF STOCKHOLDERS OF
COMVERSE, INC.
JUNE 25, 2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) of Comverse, Inc., a Delaware corporation, set forth on the reverse side, hereby acknowledges receipt of the Notice of 2014 Annual Meeting of Stockholders of Comverse, Inc. to be held on June 25, 2014 at 10:00 a.m., Eastern Time, at Comverse, Inc.'s offices at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880 and appoint(s) Mr. Philippe Tartavull and Mr. Thomas Sabol, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the stockholder(s) set forth on the reverse side, to represent the stockholder(s) set forth on the reverse side at the 2014 Annual Meeting of Stockholders and at any adjournments or postponements thereof, and to vote all shares of common stock which the stockholder(s) set forth on the reverse side would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may properly come before the meeting and any adjournments or postponements thereof and revoke(s) all proxies previously given by the stockholder(s) set forth on the reverse side with respect to the shares covered hereby.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address Change/Comments: ____

____

(If you noted any Address Change/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side